Exhibit 10.1

Execution Copy

EQUITY PURCHASE AGREEMENT

by and among

ENPRO HOLDINGS, INC.,

ENPRO LUXEMBOURG HOLDING COMPANY S.A.R.L.,

ENPRO GERMAN HOLDING GMBH,

COLTEC INDUSTRIES PACIFIC PTE. LTD.

AND

GARLOCK GMBH,

AS SELLER PARTIES

AND

THE TIMKEN COMPANY,

GROENEVELD-BEKA GMBH,

GROENEVELD-BEKA FRANCE SARL,

AND

TIMKEN EUROPE B.V.,

AS BUYERS

Dated as of September 5, 2022

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Page

4.17	Labor Matters.	25

4.18	Environmental Matters	26

4.19	Conduct of Business	27

4.20	No Undisclosed Liabilities	28

4.21	Top Customers; Top Suppliers	28

4.22	Product Warranty; Inventory	29

4.23	Affiliate Transactions	29

4.24	Performance Bonds	29

4.25	Banking Facilities	29

4.26	Restructuring Documents	29

4.27	No Brokers	30

4.28	No Other Representations and Warranties	30

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES		30

5.1	Organization and Standing	30

5.2	Authority, Validity and Effect	30

5.3	No Conflict; Required Filings and Consents	31

5.4	Legal Proceedings	31

5.5	Anticorruption	31

5.6	Trade Compliance	32

5.7	No Other Representations and Warranties	32

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYERS		33

6.1	Organization and Standing	33

6.2	Authority, Validity and Effect	33

6.3	No Conflict; Required Consents.	33

6.4	Independent Investigation; No Reliance	34

6.5	Investment Purpose	34

6.6	No Financing	35

6.7	Solvency	35

6.8	Legal Proceedings	35

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Page

6.9	No Brokers	35

6.10	No Other Representations and Warranties	35

ARTICLE VII COVENANTS AND AGREEMENTS		35

7.1	Interim Operations	35

7.2	Reasonable Access; Confidentiality.	38

7.3	Publicity	39

7.4	Records	39

7.5	Post-Closing Confidentiality	39

7.6	Reasonable Efforts; Cooperation; Regulatory Filings.	40

7.7	Contact with Customers, Origination and Referral Sources and Other Business Relations	41

7.8	Plant Closings and Mass Layoffs	42

7.9	Employees; Benefit Plans.	42

7.10	Taxes.	46

7.11	Third Party Consents	52

7.12	Intercompany Obligations	52

7.13	Non-Competition; Non-Solicitation.	52

7.14	Exclusive Dealings	54

7.15	Transitional Use of Retained Names	55

7.16	Industrial Site Recovery Act Covenant.	55

7.17	Restructuring	58

7.18	Restructuring; Misallocated Assets	58

7.19	Environmental Insurance	59

ARTICLE VIII CONDITIONS TO CLOSING		59

8.1	Conditions to Obligations of the Seller Parties	59

8.2	Conditions to Obligations of Buyers	60

8.3	Frustration of Closing Conditions	61

ARTICLE IX TERMINATION OF AGREEMENT		61

9.1	Termination	61

9.2	Effect of Termination	62

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Page

ARTICLE X REMEDIES		62

10.1	Survival	62

10.2	Indemnification Obligations.	63

10.3	Limitations and Additional Matters.	64

10.4	Direct Claims	65

10.5	Right to Contest Claims of Third Persons.	66

10.6	Exclusive Remedy.	67

10.7	R&W Policy.	69

ARTICLE XI MISCELLANEOUS AND GENERAL		69

11.1	Expenses	69

11.2	Seller Representative	69

11.3	Parent Buyer as Buyer Representative	71

11.4	Successors and Assigns	71

11.5	Third Party Beneficiaries	71

11.6	Further Assurances	71

11.7	Notices	72

11.8	Complete Agreement	73

11.9	Captions	73

11.10	Amendment	73

11.11	Governing Law	73

11.12	Consent to Jurisdiction and Service of Process	73

11.13	Enforcement of Agreement	74

11.14	Waiver of Jury Trial	74

11.15	Severability	74

11.16	Construction	74

11.17	Counterparts	75

11.18	Representation of Seller Parties and their Affiliates	75

-iv-

SCHEDULES

Schedule 1.1(a)	Permitted Liens
Schedule 2.6	Purchase Price Allocation
Schedule 4.2	Capitalization; Subsidiaries
Schedule 4.3	No Conflict; Required Filings and Consents
Schedule 4.4	Financial Statements
Schedule 4.5(n)	U.S. Federal Income Tax Classifications
Schedule 4.6(b)	Sufficiency of Assets
Schedule 4.7(a)	Owned Real Property
Schedule 4.7(b)	Leased Real Property
Schedule 4.12	Employee Benefit Plans
Schedule 4.13	Material Contracts
Schedule 4.14	Legal Proceedings
Schedule 4.15(a)	Company Intellectual Property
Schedule 4.15(b)	Licensed Intellectual Property
Schedule 4.16	Insurance
Schedule 4.17	Labor Matters
Schedule 4.19	Conduct of Business
Schedule 4.21(a)	Top Customers
Schedule 4.21(b)	Top Suppliers
Schedule 4.23	Affiliate Transactions
Schedule 4.24	Performance Bonds
Schedule 4.25	Banking Facilities
Schedule 5.3	No Conflict; Required Filings and Consents
Schedule 7.1	Interim Operations of the Company
Schedule 7.9(a)	Severance Benefits
Schedule 10.2(a)(ix)	Certain Indemnifiable Matters

ANNEXES

Annex I	Definitions
Annex II	Illustration of Working Capital and Accounting Principles

EXHIBITS

Exhibit A	Restructuring Plan
Exhibit B	Put Option Agreement
Exhibit C	Designated Buyers Exhibit
Exhibit D	Equity Transfer Documents
Exhibit E	China Real Estate Lease
Exhibit F	Transition Services Agreement
Exhibit G	Adherence Agreement
Exhibit H	Environmental Access Agreement

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EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is dated as of September 5, 2022, by and among EnPro Holdings, Inc., a North Carolina corporation (“EnPro Holdings”), EnPro Luxembourg Holding Company S.a.r.l., a Luxembourg private limited liability company (société à responsabilité limitée) with its registered office located at 12D, rue Guillaume Kroll, L - 1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 143.242 (“EnPro Lux”), Garlock GmbH, a German limited liability company (“Garlock Germany”), Coltec Industries Pacific Pte. Ltd., a company organized under the laws of Singapore (“Coltec Singapore”), and EnPro German Holding GmbH, a German limited liability company (“EnPro German Holdco;” and collectively with EnPro Holdings, EnPro Lux, Garlock Germany and Coltec Singapore, the “Seller Parties” and each a “Seller Party”), and The Timken Company, an Ohio corporation (“Parent Buyer”), Groeneveld-Beka GMBH, a German limited liability company (“German Buyer”), Groeneveld-Beka France Sarl, a company organized under the laws of France (“French Buyer”), and Timken Europe B.V., a company organized under the laws of the Netherlands (“Euro Buyer” and collectively with German Buyer and French Buyer, the “Subsidiary Buyers” and each a “Subsidiary Buyer,” and Parent Buyer, German Buyer, French Buyer and Euro Buyer, “Buyers” and each a “Buyer”) and EnPro Holdings, in its capacity as the Seller Representative (the “Seller Representative”).

BACKGROUND STATEMENT

EnPro Holdings owns 100% of the outstanding equity interests of GGB LLC, a Delaware limited liability company (“GGB LLC”), GGB U.S. Holdco LLC, a Delaware limited liability company (“GGB U.S. Holdco”), and Nautilus Solutions, LLC, a Delaware limited liability company (“Nautilus”) and 0.01% (one quota) of the equity interests in GGB Brasil Indústria de Mancais e Componentes Ltda., a Brazilian limited liability company (“GGB Brazil”).  GGB U.S. Holdco owns 99.99% of the equity interests of GGB Brazil and 100% of the equity interests in each of GGB Austria GmbH, an Austrian limited liability company (“GGB Austria”), GGB Italy S.r.l., an Italian limited company (“GGB Italy”), GGB Tristar Suisse SA, a Swiss limited liability company (“GGB Switzerland”), GGB Real Estate GmbH, a German limited liability company (“GGB Real Estate”) and GGB Bearing Technology (Suzhou) Co. Ltd., a company organized under the laws of the People’s Republic of China (“GGB China”).  EnPro Lux is a wholly owned Subsidiary of EnPro Holdings and owns 100% of the outstanding equity interests in GGB France E.U.R.L., a French limited liability company (“GGB France”) and GGB France, in turn, owns 100% of the equity interests of Tribochem LDA, a Portuguese company (“Tribochem Portugal”).  EnPro Lux also owns 100% of the equity interests in GGB Newco, LLC, a North Carolina limited liability company (“GGB Newco”) and 95.47% of the equity interests in GGB Slovakia s.r.o., a Slovak limited liability company (“GGB Slovakia”).  GGB Newco owns the remaining 4.53% of GGB Slovakia.  EnPro German Holdco is a wholly-owned Subsidiary of EnPro Lux and owns 100% of the equity interests in GGB Heilbronn GmbH, a German limited liability company (“GGB Heilbronn”).  Coltec Singapore is a wholly owned Subsidiary of EnPro Holdings and owns 99.99% of the equity interests of Garlock India Private Limited (“GGB India”) and Garlock Germany is an indirect wholly owned Subsidiary of EnPro Holdings and owns the remaining .01% of the equity interests in GGB India.  GGB Real Estate GmbH (“GGB Real Estate”) is a wholly-owned subsidiary of GGB U.S. Holdco.  The equity interests owned by the Seller Parties described in this paragraph, together with the equity interests of GGB Real Estate, are referred to herein collectively as the “Sold Equity Interests,” and the equity interests of the Company Entities described in this paragraph (whether owned by a Seller Party or another Company Entity) are referred to herein collectively as the “Equity Interests”.  GGB LLC, GGB U.S. Holdco, Nautilus, GGB Brazil, GGB Austria, GGB Italy, GGB Switzerland, GGB Real Estate, GGB China, GGB Newco, GGB Slovakia, GGB India, GGB Heilbronn and, subject to Section 2.1, GGB France and Tribochem Portugal are referred to herein collectively as the “Company Entities” and each as a “Company Entity”.

The Seller Parties have undertaken (and intend to take prior to the Closing) certain restructuring actions pursuant to the restructuring plan set forth in Exhibit A (the “Restructuring”).  Prior to the completion of the applicable steps of the Restructuring, (i) (A) EnPro Lux was a wholly-owned Subsidiary of GGB, LLC, and (B) Coltec Industries France S.A.S. (“Coltec France”) was a wholly-owned Subsidiary of GGB Slovakia (EnPro Lux and Coltec France collectively, the “Former Subsidiaries”); and (ii) in addition to the Business, GGB China was also engaged in the business of manufacturing and selling commercial vehicle wheel end components and systems including tapered roller bearings, grease and oil hub caps, wheel seals, axle/spindle fasteners, wheel-end mileage counting devices and pre-adjusted hub systems for the medium and heavy duty commercial vehicle market (the “China Stemco Business”).

Parent Buyer directly or indirectly owns 100% of the equity interests of each of the Subsidiary Buyers.

On the date hereof, Seller Representative, EnPro Lux and Parent Buyer and French Buyer have entered into the Put Option Agreement attached hereto as Exhibit B (the “Put Option Agreement”) providing the terms and conditions under which EnPro Lux may sell 100% of its equity interests in GGB France to the applicable Buyer.

The Company Entities are engaged in the business of designing, manufacturing, and selling self-lubricating, non-rolling, metal-polymer, engineered plastic, and fiber-reinforced composite bearing products used in a wide variety of markets such as the automotive, aerospace, pump and compressor, construction, power generation and general industrial markets (the “Business”).

Pursuant to the terms of this Agreement, the Seller Parties desire to sell to Buyers and Buyers desires to purchase, the Sold Equity Interests.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions.  Capitalized terms used in this Agreement shall have the respective meanings set forth or referenced in Annex I attached hereto, unless otherwise defined herein.

ARTICLE II
PURCHASE AND SALE OF EQUITY

2.1          Purchase and Sale.  On and subject to the terms and conditions contained herein, at the Closing, (i) (A) EnPro Holdings shall cause GGB U.S. Holdco to sell, transfer and deliver the Sold Equity Interests of GGB Real Estate free and clear of Liens (other than restrictions on transfer pursuant to the Securities Act and applicable state securities laws or similar laws of foreign jurisdictions) and (B) immediately following the transactions contemplated in the foregoing subclause (A), the Seller Parties shall sell, transfer and deliver the other Sold Equity Interests free and clear of Liens (other than restrictions on transfer pursuant to the Securities Act and applicable state securities laws or similar laws of foreign jurisdictions), in each case of subclauses (A) and (B) to the applicable Buyer as designated on Exhibit C (the “Designated Buyers Exhibit”), and (ii) Parent Buyer (on behalf of Buyers) shall pay and deliver the Closing Payments as provided in this Agreement and the applicable Buyer shall purchase, acquire and accept the Sold Equity Interests to be purchased by such Buyer as set forth on the Designated Buyers Exhibit from the Seller Parties.  Notwithstanding any provision herein to the contrary, EnPro Lux shall not be required to sell and shall not sell the Sold Equity Interests in GGB France until such time as the Put Option (as defined in the Put Option Agreement) has been exercised and until such time, GGB France and Tribochem Portugal shall not be deemed Company Entities hereunder and the Equity Interests shall not be deemed to include the Equity Interest of GGB France and Tribochem Portugal.

2.2          Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures (except that the transfer and assignment of the Sold Equity Interests in GGB Heilbronn and in GGB Real Estate shall take place in front of a German notary at such place in Germany as mutually agreed upon by the Seller Representative and Parent Buyer) on the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that are to be satisfied at the Closing), or on such other date as the Seller Representative and Parent Buyer mutually agree (the “Closing Date”) and will be deemed effective as of the Effective Time.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.3           Estimated Purchase Price.

(a)          At least five (5) Business Days prior to the Closing Date, Seller Representative shall furnish to Parent Buyer a certificate (the “Closing Certificate”) setting forth (in each case, with reasonable supporting detail) (i) a good faith estimate of Closing Cash (the “Estimated Closing Cash”), (ii) a good faith estimate of the Working Capital as of the Effective Time (the “Estimated Working Capital”), including the Estimated Working Capital Overage or Estimated Working Capital Underage, (iii) a good faith estimate of the Closing Company Debt (the “Estimated Closing Company Debt”), (iv) a good faith estimate of the Selling Expenses as of immediately prior to the Closing (the “Estimated Selling Expenses”) and (v) the Estimated Purchase Price calculated therefrom.

(b)          The Seller Representative shall consider in good faith any comments or objections to any amounts set forth in the Closing Certificate notified to it in writing by Parent Buyer prior to the Closing, and if, prior to the Closing, the Seller Representative and Parent Buyer agree to make any modification to the Closing Certificate, then the Closing Certificate as so modified shall be deemed to be Closing Certificate for purposes of calculating the Estimated Purchase Price; provided that (i) the Seller Representative shall be under no obligation to accept any proposed modifications that the Seller Representative determines in good faith are not appropriate and (ii) it is hereby acknowledged that the acceptance of any such proposed modifications shall not constitute a condition to Buyers’ obligations to consummate the transactions contemplated by this Agreement.  If the Seller Representative and Parent Buyer fail to agree upon the amounts set forth in the certificate delivered pursuant to Section 2.3(a) at least three (3) days prior to the Closing Date, then the Closing Certificate as provided by the Seller Representative shall be used for purposes of calculating the Estimated Purchase Price without prejudice to Buyers’ rights to assert such objections thereto pursuant to Section 2.5, and such failure of the Seller Representative and Parent Buyer to agree shall have no effect on the parties’ respective obligation to consummate the transactions contemplated by this Agreement or require that the contemplated Closing Date be postponed or otherwise delayed.

2.4         Closing Payments.  At the Closing, Parent Buyer shall, or shall cause the applicable Subsidiary Buyer to, make the following payments (collectively, the “Closing Payments”):

(a)          the Estimated Closing Company Debt (on behalf of the Company Entities) to the lenders thereof in accordance with, and subject to having theretofore received, the payoff letters delivered pursuant to Section 3.1(a)

(b)        the Estimated Selling Expenses (on behalf of the Company Entities and, to the extent applicable, the Seller Parties) to the Persons entitled to receive such payment by wire transfer of immediately available funds in accordance with payment instructions delivered by the payee of such Estimated Selling Expenses; and

(c)          an aggregate amount equal to the Estimated Purchase Price to Seller Representative, on behalf of the Seller Parties, by wire transfer of immediately available funds in accordance with payment instructions delivered by Seller Representative to Buyer (the “Estimated Closing Date Payment”).

2.5           Purchase Price Adjustment.

(a)          Final Statement.  Within ninety (90) days after the Closing Date, Parent Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a statement (the “Final Statement”) setting forth Buyers’ calculation of Working Capital as of the Effective Time, Closing Cash, Closing Company Debt and Selling Expenses as of immediately prior to the Closing.  If Parent Buyer fails to deliver the Final Statement within such 90-day period, then in addition to any other rights the Seller Parties may have under this Agreement, the Seller Representative shall have the right to deliver written notice to Parent Buyer identifying such failure and if Parent Buyer fails to deliver the Final Statement to the Seller Representative within five (5) Business Days following its receipt of such notice, then the Seller Representative shall have the right to elect that the Estimated Purchase Price be deemed to be the amount of the Purchase Price and be final, conclusive and binding on the parties and used for purposes of calculating the adjustment pursuant to this Section 2.5.

(b)          Final Statement Dispute.  Within forty-five (45) days following receipt by Seller Representative of the Final Statement, the Seller Representative shall deliver written notice to Parent Buyer describing in reasonable detail any dispute (including the amount thereof) it has with respect to the preparation or content of the Final Statement.  If the Seller Representative does not notify Parent Buyer of a dispute with respect to the Final Statement within such 45-day period, then Parent Buyer shall have the right to deliver written notice to the Seller Representative identifying such failure and if the Seller Representative does not notify Parent Buyer of a dispute with respect to the Final Statement within five (5) Business Days following its receipt of such notice, then such Final Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute, Parent Buyer and the Seller Representative shall negotiate in good faith to resolve such disputed items.  If Parent Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such disputed items within fifteen (15) days after the Seller Representative advises Parent Buyer of its objections, then Parent Buyer and the Seller Representative jointly shall engage the Arbitration Firm to resolve only such disputed items and/or items still in dispute.  In the event that Parent Buyer and the Seller Representative engage the Arbitration Firm, as promptly as practicable thereafter, Parent Buyer and the Seller Representative shall each prepare and submit a presentation to the Arbitration Firm, which presentation shall adhere to the guidelines and procedures set forth in this Agreement.  As soon as practicable thereafter, Parent Buyer and the Seller Representative shall cause the Arbitration Firm to render a decision based solely upon the presentations by Parent Buyer and the Seller Representative.  In resolving any disputed item, the Arbitration Firm shall be limited to picking from or between the values assigned to each item by Parent Buyer and the Seller Representative, and may not assign a value to any item outside of the range of values claimed for such item by either party.  Parent Buyer and the Seller Representative shall instruct the Arbitration Firm to, and the Arbitration Firm shall, make a final determination of such disputed items in accordance with the guidelines and procedures set forth in this Agreement.  Parent Buyer and the Seller Representative shall direct the Arbitration Firm to deliver to Parent Buyer and the Seller Representative, as promptly as practicable (but in any case no later than thirty (30) days after such Arbitration Firm’s engagement or such other time as Buyer and the Seller Representative shall agree to in writing) its final determination.  Parent Buyer on behalf of Buyers, on the one hand, and the Seller Representative, on behalf of the Seller Parties, on the other hand, will be responsible for the fees and expenses of the Arbitration Firm in proportion to its or their loss, if any, in any such arbitration (e.g., if Parent Buyer is awarded 60% of the difference between its claim and the claim of the Seller Representative, on behalf of the Seller Parties, through the arbitration proceeding, it must pay 40% of the arbitrator’s fees, and Seller Representative, on behalf of the Seller Parties, must pay the remaining 60% of the arbitrator’s fees).  All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties to this Agreement, absent manifest error or manifest failure by the Arbitration Firm to adhere to the requirements of this Agreement.  Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(b) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any, and neither Buyers nor the Seller Parties shall be entitled to indemnification for Losses pursuant to Article X to the extent taken into account in the determination of the Purchase Price or for matters adjudicated by the Arbitration Firm.

(c)          Access.  For purposes of complying with the terms set forth in this Section 2.5, Buyers and the Company Entities, on the one hand, and the Seller Parties, on the other hand, shall cooperate with and make available to each other and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably requested in connection with the preparation and analysis of the Final Statement and the resolution of any disputes thereunder.  If Buyers and the Company Entities, on the one hand, or the Seller Parties, on the other hand, breach their respective obligations under this Section 2.5(c), the dispute periods set forth in Section 2.5(b) shall automatically be extended until such breach is cured by the breaching party.

(d)          Payment.  Within five (5) Business Days after Working Capital, Closing Cash, Closing Company Debt and Selling Expenses are  finally determined pursuant to Section 2.5(a) and Section 2.5(b):

(i)          If an amount equal to (x)(i) Working Capital plus (ii) Closing Cash minus (iii) Closing Company Debt, minus (iv) Selling Expenses minus an amount equal to (y)(i) Estimated Working Capital plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Company Debt, minus (iv) Estimated Selling Expenses (such difference, the “Adjustment Amount”) (A) is positive, then Parent Buyer, on behalf of Buyers, shall pay to Seller Representative, on behalf of the Seller Parties, the Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Seller Representative or (B) is negative, then Seller Representative, on behalf of the Seller Parties, shall pay to Parent Buyer (for further distribution to the applicable Buyers) an amount equal to the absolute value of the Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Parent Buyer.  Any payment made pursuant to this Section 2.5(d) is referred to herein as the Final Closing Date Payment.

(ii)          If the Adjustment Amount is zero, then no additional payments shall be required by Buyers or the Seller Parties, and the Estimated Purchase Price (and Estimated Working Capital included therein) shall be deemed to be the amount of the Purchase Price and be final, conclusive and binding on the parties.

2.6          Purchase Price Allocation. The parties hereto agree to allocate the purchase price among the Equity Interests as set forth on Schedule 2.6 (the “Final Equity Allocation Statement”).  The parties further agree that the Purchase Price (together with any other amounts treated as consideration for U.S. federal (and other applicable) income Tax purposes) shall be allocated for U.S. federal (and other applicable) income Tax purposes among the assets of any Company Entity treated as transferred in the transactions contemplated hereby for U.S. federal income Tax purposes, including pursuant to an election under Section 338(g) of the Code, which allocation shall be consistent with Schedule 2.6 and with applicable Law, including Section 338(g) (as applicable), Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or non-U.S. Tax Law (the “Asset Allocation Statement”).  Within forty-five (45) days after the Purchase Price is finally determined pursuant to Section 2.5, Parent Buyer shall prepare the Asset Allocation Statement and deliver it (including any supporting documentation reasonably requested by the Seller Representative) to the Seller Representative for review.  Within thirty (30) days after receipt of the Asset Allocation Statement from Parent Buyer, the Seller Representative shall deliver to Parent Buyer in writing any comments to the Asset Allocation Statement, and the parties shall cooperate in good faith to resolve any disputes with respect to such comments.  Any dispute that cannot be timely resolved through good faith negotiation shall be referred to the Arbitration Firm for resolution, and the Arbitration Firm shall issue a determination solely with respect to such disputed items.  The cost of the Arbitration Firm shall be borne by the parties in a manner consistent with Section 2.5(b).  The determination of the Arbitration Firm shall be final and binding upon the parties.  In the event the Purchase Price is subsequently adjusted pursuant to this Agreement, the parties shall cooperate in good faith to mutually agree on adjustments to the Asset Allocation Statement in accordance with this Section 2.6.  Unless, and then solely to the extent, otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code), the parties shall, and shall cause their respective Affiliates to, prepare and file all Tax Returns (including any forms or reports required to filed pursuant to Section 338(g) (as applicable) and Section 1060 of the Code and the Treasury Regulations promulgated thereunder, or any applicable provisions of state, local and non-U.S. Tax Law) in a manner consistent with the Asset Allocation Statement (as finally determined pursuant to this Section 2.6).

2.7         Withholding.  Buyers shall be entitled to deduct and withhold from any payments required to be made under this Agreement all Taxes that any Buyer is required to deduct and withhold under any applicable provision of Tax Law and shall remit such amounts to the appropriate Governmental Authority, provided that, except with respect to any payments treated as compensation to the recipient for Tax purposes, Parent Buyer shall, and shall cause the other Buyers to, cooperate in good faith with the Seller Representative in an attempt to reduce or eliminate any such withholding.  To the extent such amounts are so deducted, withheld and paid over, such amounts shall be treated for all purposes of this Agreement as having been delivered to the appropriate Seller Party hereunder.  Parent Buyer shall provide documentation of the reporting and payment of any such withholding if reasonably requested by the Seller Representative.

ARTICLE III
CLOSING AND DELIVERIES

3.1           Deliveries by Seller Parties.  At the Closing, the Seller Parties shall deliver, or cause to be delivered, to Parent Buyer the following items:

(a)          Assignments of the Sold Equity Interests substantially in the forms attached hereto as Exhibit D (the “Equity Transfer Documents”), duly executed by each applicable Seller Party and with respect to Sold Equity Interests in GGB Real Estate only, GGB U.S. Holdco, with accompanying customary stock powers or other documentation in form reasonably satisfactory to Parent Buyer and Seller Representative to transfer and convey title to the Sold Equity Interests free and clear of all Liens to the applicable Buyer set forth on the Designated Buyers Exhibit;

(b)          Payoff letters with respect to the Closing Company Debt to be paid at Closing, and any necessary UCC authorizations, discharge statements or other releases as may be reasonably required to evidence the satisfaction of or release from such Company Debt;

(c)           to the extent applicable under the Laws of the applicable jurisdiction, a certificate of good standing of each Company Entity (or local equivalent, if any) from its jurisdiction of incorporation/formation (as applicable), dated as of the most recent practicable date;

(d)          a certificate of an authorized officer of EnPro Holdings, given by such authorized officer of EnPro Holdings on behalf of EnPro Holdings and not in his or her individual capacity, certifying as to the resolutions of the board of directors or managers of the Seller Parties (or their direct or indirect equityholders, as required by applicable Law or organizational documents of such Person) authorizing this Agreement and the transactions contemplated hereby;

(e)           a certificate from an authorized officer of EnPro Holdings, in its capacity as Seller Representative on behalf of all Seller Parties, given by such authorized officer on behalf of EnPro Holdings and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(f)           written resignations in form reasonably acceptable to Parent Buyer and Seller Representative of any Company Entity’s directors, managers or officers (or local legal equivalent, if any) or statutory auditors, if applicable, identified by Parent Buyer in writing at least five (5) Business Days prior to the Closing Date;

(g)         any equity books, equity ledger, minute books and organizational documents of the Company Entities that are maintained by or on behalf of the Company Entities;

(h)           a duly executed IRS Form W-9 (Request for Taxpayer Identification Number and Certification) for EnPro Holdings;

(i)           the China real estate leases, substantially in the form of Exhibit E, executed by Stemco Vehicle Technology (Suzhou) Co., Ltd. and Garlock Sealing Technologies (Shanghai) Co., Ltd. (the “China Leases”); and

(j)            a counterpart to the Transition Services Agreement substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by Seller Representative.

(k)          a counterpart to the Environmental Access Agreement substantially in the form attached hereto as Exhibit H (the “Environmental Access Agreement”), duly executed by EnPro Holdings.

3.2           Deliveries by Parent Buyer.  At the Closing, Parent Buyer shall deliver, or cause to be delivered, to the Seller Parties the following items:

(a)         to the extent applicable under the Laws of the applicable jurisdiction, a certificate of good standing of each Buyer (or local equivalent, if any) from its jurisdiction of incorporation/formation (as applicable), dated as of the most recent practicable date;

(b)           a certificate of an authorized officer of Parent Buyer given by such authorized officer of Parent Buyer on behalf of Parent Buyer and not in his or her individual capacity, certifying as to the resolutions of the board of directors or managers of Buyers authorizing this Agreement and the transactions contemplated hereby;

(c)          a certificate from an officer of Parent Buyer, in its capacity as representative of Buyers on behalf of all Buyers, given by such authorized officer on behalf of Parent Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied;

(d)           a counterpart to each of the China Leases, executed by GGB China; and

(e)           a counterpart to the Transition Services Agreement, duly executed by Parent Buyer.

(f)           a counterpart to the Environmental Access Agreement, duly executed by each of Parent Buyer and GGB LLC.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Except as set forth on the applicable Disclosure Schedules (it being understood that any matter disclosed in any Disclosure Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Disclosure Schedule or Disclosure Schedules), each Seller Party represents and warrants to Buyers, as follows.

4.1           Organization and Standing; Authority.

(a)          GGB LLC is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.  GGB U.S. Holdco is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.  GGB Newco is a limited liability company, duly organized, validly existing and in good standing under the laws of North Carolina.  GGB Brazil is a limited liability company, duly organized, validly existing and in good standing under the laws of Brazil. Each other Company Entity is a corporation or other legal entity incorporated or organized (as applicable), validly existing and in good standing (or the equivalent thereof) under its governing Law and has not been discontinued or dissolved under such Law.

(b)         Each Company Entity is duly qualified to do business, and in good standing (or the equivalent thereof), in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing (or the equivalent thereof), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Business.

(c)         Each Company Entity has the requisite power and authority to execute and deliver all agreements and documents contemplated hereby to be executed and delivered by it, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of such agreements and documents, the performance of such obligations and the consummation of the transactions contemplated therein have been or will be, prior to execution and delivery thereof, duly and validly authorized by all necessary action on the part of each Company Entity.

(d)         The Seller Parties have made available to Buyers accurate and complete copies of the articles of incorporation and bylaws or comparable organizational or governing documents of each Company Entity, in each case, as amended to the date of this Agreement, and each of such organizational or governing documents as so made available is in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Business.  Each of the Company Entities are in compliance with the provisions of its organizational or governing documents, as applicable, except where the failure to be so in compliance, individually or in the aggregate, would not be material to the Business, taken as a whole.

4.2          Capitalization; Subsidiaries.  The Equity Interests are the only equity interests of the Company Entities that are issued and outstanding.  Each Seller Party or the applicable Company Entity owns the Equity Interests of the Company Entities as set forth on Schedule 4.2, and Schedule 4.2 sets forth the authorized capital stock for each Company Entity.  All of the Equity Interests have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  A Seller Party or another Company Entity owns the outstanding Equity Interests of each Company Entity, free and clear of all Liens, except any Permitted Liens which will be released at or prior to the Closing, and other than restrictions on transfer pursuant to the Securities Act and applicable state securities laws or similar laws of foreign jurisdictions.  There are no: (a) outstanding securities convertible or exchangeable into equity securities of the Company Entities; (b) rights, agreements or commitments obligating the Company Entities to issue, transfer or sell any equity securities; (c) other than the governing documents of each Company Entity, agreements or understandings to which the Company Entity is a party or by which the Company Entity is bound with respect to the voting, transfer or other disposition of its equity securities, or (d) obligations to make additional capital contributions to any Company Entity.  The transactions contemplated by this Agreement are not subject to any preemptive rights.  Except as set forth on Schedule 4.2, no Company Entity, directly or indirectly, owns or has the right or obligation to acquire any equity securities or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity securities or similar interests in any Person.

4.3           No Conflict; Required Filings and Consents.

(a)         The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby to be executed, delivered and performed by the Seller Parties and the Company Entities, the consummation by the Seller Parties and the Company Entities of the transactions contemplated herein and therein and the compliance by the Seller Parties and the Company Entities with any of the provisions of this Agreement and the other agreements and documents contemplated hereby, will not, directly or indirectly: (i) conflict with or result in a breach of any provisions of the articles or certificates of incorporation, formation or organization or similar governing documents of the Company Entities, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, rescission, cancellation or acceleration of, or any right of consent or notice with respect to, or trigger any options or rights of first refusal or modify the payment terms or consideration under, or result in the creation or imposition of a Lien upon any property or assets of the Company Entities pursuant to any Material Contract, Real Property Lease or Material Permit to which a Company Entity is a party or by which a Company Entity or any Company Entity’s properties or assets may be subject, and that would in any such event, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or (iii) violate any material Order or Law applicable to the Company Entities or any of their properties or assets.

(b)           Other than as set forth on Schedule 4.3(b), no (i) Consent or (ii) notification to any Governmental Authority is required to be obtained by the Company Entities for the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement or compliance by the Seller Parties and the Company Entities with any provisions of this Agreement, in each case, that if not obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.

4.4           Financial Statements.

(a)          Copies of the following financial statements have been made available to Buyers for their review:  (i) the unaudited, consolidated balance sheet of the Company Entities as of December 31, 2021 and December 31, 2020, and the related consolidated unaudited income statement for the fiscal years then ended and, only with respect to the fiscal year ended December 31, 2021, statement of cash flows, together with the notes thereto (the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company Entities as of June 30, 2022 (the “Balance Sheet Date”), and the related unaudited consolidated unaudited income statement for the six- (6-) month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)          The Financial Statements have been properly extracted from the business records of the Company Entities and are consistent with the books and records of the Company Entities (subject to the application of estimates and assumptions required to present the Business on a stand-alone basis).  The Financial Statements were prepared in accordance with the accounting principles and procedures of the Company Entities, and the Financial Statements have been prepared by management of the Company Entities in accordance with GAAP or respective local law equivalents in all material respects (except for the absence of footnote disclosure and the absence of any year-end adjustments (which adjustments are not material individually or in the aggregate) in the Interim Financial Statements).  The Financial Statements fairly present, in all material respects, the financial position and results of operation of the Company Entities as of their respective dates and for the periods then ended.

(c)          No Company Entity is a party to, nor does any Company Entity have a commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship with any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company Entities in their financial statements.

(d)          No Company Entity has any obligations or liabilities (whether contingent or otherwise), for earn-outs, change of control, deferred purchase price arrangements, retention or similar incentives, in respect of any M&A Transactions that are required by GAAP to be reflected on the Financial Statements, other than as are reflected in the Interim Financial Statements and disclosed on Schedule 4.4(d).

(e)          Subject to any reserves in the Financial Statements, (i) the material accounts receivable existing as of the date hereof (collectively, the “Accounts Receivable”) represent valid obligations arising from the ordinary course of business and to the Sellers’ Knowledge are not subject to any valid counterclaim, set-off, defense, claim or Lien and (ii) to the Sellers’ Knowledge, the Accounts Receivable are collectible within the time periods consistent with the past collection practices of the Business as it relates to such type of receivable.

(f)           Since the Balance Sheet Date, (i) the Company Entities have not accelerated generation or collection of amounts that would otherwise be Accounts Receivable outside the ordinary course of business; (ii) there has not been any material change in the Company Entities’ cash management practices and their policies, practices and procedures with respect to collection of the accounts receivable, establishment of reserves for uncollectible or doubtful accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; and (iii) the Company Entities have continued all pricing, sales, receivables and payables practices in all material respects in accordance with the ordinary course of business consistent with past practice and have not engaged in (A) any change in practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, or (B) any change in practice that would have the effect of postponing to subsequent fiscal quarters payments by any Company Entity that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter).

4.5           Taxes.

(a)          Each Company Entity has timely filed all material Tax Returns that it was required to file and has timely paid to, or timely withheld and paid to, the applicable Taxing Authority all material amounts of Taxes required to be paid or withheld.

(b)           No Company Entity has agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c)           No Company Entity is a party to any Tax allocation or sharing agreement (other than (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, (ii) property Taxes payable with respect to properties leased and (iii) any other agreements for which tax matters are not the principal subject matter).

(d)           There are no Liens for unpaid Taxes on the assets of the Company Entities, except for Permitted Liens.

(e)           There is no Action pending or, to the Sellers’ Knowledge, threatened with respect to any Company Entity in respect of any Tax.

(f)           No Company Entity is (or has been) a member of an affiliated, consolidated, combined, unitary or similar Tax group under applicable Tax Law, or otherwise has liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar or comparable provision of state, local or foreign Law), as a transferee or successor, by contract (except for commercial Contracts or other agreements of which tax matters are not the principal subject matter), or otherwise.

(g)           Each Company Entity has complied in all material respects with all applicable Laws relating to transfer pricing.

(h)         Except for actions taken in connection with the process of selling the Company Entities (including preparing for and implementing the transactions contemplated by this Agreement), the unpaid Taxes with respect to the Company Entities (i) did not as of the Balance Sheet Date exceed the reserve for Taxes set forth on the face of the related balance sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Entities and their Affiliates in filing their Tax Returns. Except for actions taken in connection with the process of selling the Company Entities (including preparing for and implementing the transactions contemplated by this Agreement), since the Balance Sheet Date, neither any Company Entity nor any Affiliate thereof has incurred any material Tax liabilities outside the ordinary course of business.

(i)          Since December 31, 2018, no notice of any claim has been made by a Taxing Authority with respect to a Company Entity in a jurisdiction where such Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction.

(j)          No Company Entity has received, entered into or been the subject of any closing or similar agreements, private letter rulings, technical advice memoranda or similar documents or rulings relating to Taxes, in each case, to the extent such agreement, ruling, memorandum or other document would have any effect after the Closing Date.

(k)           No Company Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution at any time since December 31, 2019 or which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)           No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) a change in method of accounting made prior to the Closing; (ii) the use of any impermissible method of accounting prior to the Closing; (iii) a “closing agreement” or other similar Contract executed prior to the Closing; (iv) an intercompany transaction entered into prior to the Closing; (v) an excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar or comparable provision of state, local or foreign Law), in each case, entered into or existing prior to the Closing; (vi) a prepaid amount or deferred revenue received or accrued prior to the Closing; (vii) the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing; (viii) an open transaction disposition made prior to the Closing; or (ix) Section 965 of the Code.

(m)          No Company Entity has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(n)           Schedule 4.5(n) sets forth the current U.S. federal income Tax classification of each Company Entity.

(o)          No reserve for an uncertain Tax position currently exists or is required to be established with respect to any Company Entity or otherwise with respect to the Business.

(p)          No Company Entity has (i) received any indebtedness or grant, (ii) deferred any payroll Taxes, or (iii) availed itself of any Tax deferral, credits or benefits, in each case, pursuant to the CARES Act and COVID Relief Programs.

4.6           Title to Properties; Sufficiency.

(a)          The Company Entities have good and valid title to all of the personal, tangible properties and assets reflected on the balance sheet included in the Interim Financial Statements as being owned by the Company Entities, free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company Entities since the Balance Sheet Date in the ordinary course of business.  Immediately following the Closing, the Company Entities will have good and valid title to, all of the personal, tangible properties and assets currently owned or leased by the Company Entities free and clear of all Liens, except for Permitted Liens.

(b)           Other than items related to Intellectual Property, when taken together with the assets and services available to the Company Entities pursuant to the Transition Services Agreement, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company Entities, together with all other properties and assets of the Company Entities, are sufficient for the continued conduct of the Business after the Closing  in substantially the same manner as conducted prior to the Closing.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Entities, taken as a whole, are adequate for the uses to which they are being put and to Sellers’ Knowledge, such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property, taken as a whole, are not in present need of maintenance or repairs except for ordinary, routine maintenance and repairs and as indicated in the capital expenditures budget related to the Business made available to Buyers or as otherwise would not reasonably be expected to have a Material Adverse Effect on the Business, taken as a whole.

4.7           Real Property.

(a)          Schedule 4.7(a) contains a complete and accurate description of all of the real property owned by the Company Entities (the “Owned Real Property”).  The applicable Company Entity has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens.  With respect to the Owned Real Property: (i) there are no actions in eminent domain or other similar customs pending or, to the Sellers’ Knowledge, threatened, that would have an adverse effect on the use or operation of the Owned Real Property; (ii) the present use and operation of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting the Owned Real Property; (iii) none of the Seller Parties nor any Company Entity has received any notice of violation or claimed violation of any applicable building, zoning, subdivision and other land use or similar Law in connection with the use or operation of the Owned Real Property, except for any notice of violation or claimed violation that would not be material to the Business, taken as a whole; (iv) the Company Entities are not obligated under any option, right of first refusal or other Contract to sell or dispose of the Owned Real Property, or any portion thereof or interest therein; (v) there are no Contracts to which any Seller Party or Company Entity is a party granting to any Person other than the applicable Company Entity, the right to use or occupy of any portion of the Owned Real Property; and (vi) there are no Persons other than the applicable Company Entity in possession of the Owned Real Property.

(b)           Schedule 4.7(b) contains a complete and accurate list of all of the real property leased, subleased, licensed to or otherwise used or occupied (but not owned) by the Company Entities (the “Leased Real Property”).  The applicable Company Entity has a valid leasehold interest in the Leased Real Property, free and clear of all Liens other than Permitted Liens.  A true, correct and complete copy of each such lease, sublease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been made available to Buyers.  All Leased Real Property is used or occupied pursuant to a Real Property Lease.  There are no existing defaults by any Company Entity or, to the Sellers’ Knowledge, the lessor under any of the Real Property Leases, except for any existing defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Business.  There is no material default or material breach by the Company Entities or, to the Sellers’ Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other provision thereof, and, to the Sellers’ Knowledge, no event has occurred that (with notice or lapse of time, or both) would reasonably be expected to constitute a material breach or material default by or under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease.  Neither the Seller Parties nor any Company Entity has leased or sublet as lessor or sublessor, and no Person (other than the applicable Company Entity) is in possession of, any of the Leased Real Property.  The Leased Real Property is being maintained in all material respects by the applicable Company Entity in accordance with the applicable Real Property Lease.

(c)         The Leased Real Property and Owned Real Property comprises all Real Property used in the conduct of the business and operations of the Business as presently conducted.  To Sellers’ Knowledge, the improvements on the Real Property are, in the aggregate, in good condition and repair in all material respects, as is adequate for the operation of the Business as currently conducted (subject to normal wear and tear).

4.8           Compliance with Laws.

(a)          The Company Entities are, and all times since December 31, 2018, have been, in compliance with all Laws and Orders applicable to their business as in effect on the date of this Agreement, except to the extent that any such non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect on the Business; and

(b)         Since December 31, 2018, no Company Entity or Seller Party has received any written communication from any Governmental Authority asserting that any Company Entity is not in compliance in any material respect with any Law or Order.

(c)          At all times since December 31, 2018: (i) the Company Entities have complied in all material respects with the terms and conditions of each Government Contract, including such terms and conditions that are incorporated therein by reference or operation of any applicable Law, (ii) the representations and certifications made by the applicable Company Entities with respect to any Government Contract were accurate and complete as of their effective date in all material respects, and (iii) no Company Entity has made or, to the Sellers’ Knowledge, has been required to make any disclosures to any Governmental Authority with respect to any material violation, irregularity, misstatement or omission.

4.9           Anticorruption.

(a)          Each Company Entity and their officers, directors, and, to the Sellers’ Knowledge, any other Person acting on behalf of a Company Entity, at all times since December 31, 2018, has operated the Business in compliance with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010, and any other applicable anti-corruption and anti-bribery Laws, except where the failure to be in compliance, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, taken as a whole.

(b)         Since December 31, 2018, no Company Entity has made any voluntary, directed or involuntary disclosure to any Governmental Authority, or received any written communication from a Governmental Authority or whistleblower or other written complaint alleging material violations of applicable anti-corruption or anti-bribery Laws.

4.10         Trade Compliance.

(a)           At all times since December 31, 2018, each Company Entity and their officers, directors, and, to the Sellers’ Knowledge, any other Person acting on behalf of a Company Entity have been in compliance in all material respects with all applicable sanctions, export control and import Laws.

(b)          No Company Entity, nor any officer, director or, to the Sellers’ Knowledge, any other Person acting on behalf of any of the foregoing is a Person with whom dealings are prohibited or restricted under the sanctions or export control Laws of the United States, Canada, the United Kingdom, the European Union or any member state of the European Union, or the United Nations Security Council (collectively, a “Sanctioned Person”).  At all times since December 31, 2018, no Company Entity has engaged in any conduct that would reasonably be expected to cause the Company Entity to become a Sanctioned Person.

(c)          Since December 31, 2018, no Company Entity has made any voluntary, directed or involuntary disclosure to any Governmental Authority, or received any written communication from a Governmental Authority or whistleblower or other written complaint alleging material violations of applicable sanctions, export control or import Laws.

(d)         To the Sellers’ Knowledge, there are no currently pending or threatened legal, regulatory or judicial requirements or other Actions or Orders that would reasonably be expected to have an adverse effect on the ability or cost of any Company Entity to export, import or sell any items to, from or in any country, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(e)           Since December 31, 2018, no Company Entity, nor any officer, director or, to the Sellers’ Knowledge, any other Person acting on behalf of any of the foregoing has made or provided any material false statement or omission to any Governmental Authority or to any purchaser of products, in connection with (i) the importation of items, (ii) other statements or certificates concerning origin, (iii) quota or visa rights, (iv) export licenses or other export authorizations, (v) U.S.-content requirements, (vi) licenses or (vii) other approvals required by a Governmental Authority, except as, in each case, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(f)          Since December 31, 2018, none of the products or materials imported by, for or on behalf of any Company Entity: (i) for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States government or any other Governmental Authority, (ii) is subject to, or meet the criteria to be subject to, any Withhold Release Order administered by U.S. Customs and Border Protection, or (iii) was made with the use of forced labor, except as, in the case of each of clauses (i), (ii) and (iii), has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

4.11         Permits.  The Company Entities hold, and all times since December 31, 2018, have held, all material Permits necessary for each of the Company Entities to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted.  Schedule 4.11 contains a complete list, as of the date of this Agreement, of all material Permits issued to the Company Entities that are currently used by the Company Entities in connection with the Business (“Material Permits”).  Each Company Entity is, and at all times since December 31, 2018, has been, in material compliance with all such Material Permits.  All Material Permits are in full force and effect in all material respects.  Since the Balance Sheet Date, there has not been any modification, suspension, revocation or termination of any Material Permit, other than renewals or extensions in the ordinary course of business.

4.12         Employee Benefit Plans.

(a)           Schedule 4.12 sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other material employment, severance pay, salary continuation, bonus, incentive, retirement, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind and (iii) all other material employee benefit plans, contracts, programs, funds, or arrangements and any trust, escrow, or similar agreement related thereto, whether or not funded, in each case, (A) in respect of any current or former employees, directors or officers of the Company Entities that are sponsored or maintained by the Company Entities or any member of the Controlled Group or (B) with respect to which the Company Entities have made or is required to make payments, transfers or contributions or have any material liability (all of the above being hereinafter referred to as “Employee Plans”). Schedule 4.12 separately identifies each Employee Plan that is sponsored or maintained by a Company Entity (the “Company Entity Plans”).

(b)          Copies of the following materials have been made available to Buyers:  (i) the current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of the material terms, (ii) the most recent determination, advisory or opinion letters from the Internal Revenue Service (“IRS”) with respect to any of the Employee Plans intended to be qualified under Section 401(a) of the Code, (iii) the current summary plan description for each Employee Plan and summaries of material modifications thereto, (iv) the most recent annual report on Form 5500 for each Employee Plan, (v) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, and (vi) any material communications between any Governmental Authority and a Company Entity with respect to an Employee Plan since December 31, 2019.

(c)           Each Employee Plan has been maintained, operated and administered in material compliance with its terms and in material compliance with all applicable Laws.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on a Company Entity.

(d)          Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination, advisory or opinion letter from the IRS, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.  Each Employee Plan that is maintained outside the United States that is required to be registered or meet other requirements to receive special tax treatment has been registered or met such requirements.

(e)           No Company Entity has an obligation to contribute to a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, nor does any Company Entity have any liability or obligation with respect to such plans on account of any member of the Controlled Group.

(f)          There is no pending or, to the Sellers’ Knowledge, threatened assessment, complaint, proceeding or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits).

(g)          With respect to each group health plan benefiting any current or former employee of the Company Entities or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company Entities and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h)         All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(i)           With respect to any insurance policy providing funding for benefits under any Employee Plan, there is no material liability of the Company Entities in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof.

(j)          No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by applicable Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(k)          The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company Entities to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company Entities.

(l)           The Company Entities have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company Entities other than the Employee Plans, or to make any amendments to any of the Employee Plans.

(m)          To the extent permitted by applicable Law, the Company Entities have reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(n)         No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(o)          Each Employee Plan and any other payment or arrangement for which any of the Company Entities have liability that is subject to Section 409A of the Code is in material documentary compliance with and has been operated in material compliance with Section 409A of the Code, and no individual has a right to any gross up or indemnification from the Company Entities with respect to any such Employee Plan, payment or arrangement subject to Section 409A of the Code.

4.13        Material Contracts.  Set forth on Schedule 4.13 is a list of each of the following Contracts to which any Company Entity is a party (other than Contracts related to Leased Real Property and Employee Plans other than those described in clauses (e) and (f) below) in each case, in effect on the date hereof (the Contracts required to be set forth on Schedule 4.13, the “Material Contracts”):

(a)          each partnership, joint venture, strategic alliance or similar Contract involving any Company Entity or any Contract involving the sharing of profits or losses with any Person (other than with another Company Entity);

(b)         each Contract materially limiting (or purporting to limit) the right of a Company Entity to engage in or compete with any Person in any business or in any geographical area or during any period of time;

(c)         each Contract providing for capital expenditures or the acquisition or construction of fixed assets with an outstanding amount of unpaid obligations and commitments in excess of $500,000;

(d)         each Contract with respect to indebtedness for borrowed money, including letters of credit, guaranties, indentures, swaps and similar agreements, with an outstanding principal amount in excess of $250,000 or any financial guaranty of such indebtedness;

(e)          each Contract for the employment of any officer, individual employee or other Person engaged as a consultant or other independent contractor that (i) cannot be terminated at will, or (b) provides for a base salary in excess of $200,000 per annum;

(f)          each Contract with any labor union or works council or similar organization that represents employees to which any Company Entity is a party to or is otherwise bound;

(g)           each Contract that pertains to the ownership or  use of Intellectual Property, excluding any Incidental IP Agreement;

(h)          each vendor, sales representative, distributor or agency Contract that requires a Company Entity to make payments equal to more than $250,000 in any calendar year that is not terminable upon less than ninety (90) days prior written notice by such Company Entity;

(i)           any Contract that contains a “most favored nations,” right of first refusal or right of first negotiation provision in favor of a third party or that limits the freedom of the Company Entities to purchase, sell, supply or distribute any product or service in any geographic area (including any Contract requiring the purchase of all or substantially all of a Company Entity’s requirements of a particular product from a supplier, except any Contract relating to the purchase of inventory in the ordinary course of business);

(j)           except in connection with the Restructuring, since December 31, 2018, any Contract relating to the acquisition, disposition, transfer or pledge of any business or material assets (whether by merger, sale of stock, sale of assets or otherwise), or any equity or debt investment in or any loan to any Person (“M&A Transactions”);

(k)           any Contract with a Top Customer or Top Supplier (other than purchase orders entered into in the ordinary course of business);

(l)         any Contract under which, during the twelve (12) months prior to the date of this Agreement, any of the Company Entities has made any advance, loan, extension of credit or capital contribution to, or other investment in, in each case, in an amount exceeding $250,000, any Person (other than the Company Entities and other than Intercompany Obligations with Affiliates that will be settled in full prior to the Closing);

(m)          any Government Contract for consideration in excess of $250,000 per year;

(n)           any Related Persons Contract;

(o)         any Contract that provides for the release or indemnification by any Company Entity of any Person outside of the ordinary course of business (other than Contracts related to M&A Transactions); or

(p)         any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution of this Agreement for consideration in excess of $250,000 or governmental monitoring, consent decree or reporting responsibilities outside the ordinary course of business.

Accurate and complete copies of each Material Contract, together with any amendments thereto, in effect as of the date of this Agreement have been made available to Buyers.  Each of the Material Contracts is in full force and effect and is a legal, valid and binding agreement of the Company Entity party thereto, and, to the Sellers’ Knowledge, of each counterparty thereof, in each case, subject only to the General Enforceability Exceptions, (x) there is no default or breach by a Company Entity or, to the Sellers’ Knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, in any such case that would have a Material Adverse Effect on the Business and (y) to Sellers’ Knowledge, there does not exist any event, condition or omission that would be reasonably likely to constitute a material breach or material default (with or without notice or lapse of time or both) under any Material Contract on the part of the Company Entities, or any other party thereto.  No Material Contract has been canceled or otherwise terminated (except for expirations pursuant to the terms thereof and terminations requested by the applicable Company Entity), and no Company Entity or Seller Party has received any written notice in the last twelve (12) months from any Person regarding any such cancellation or termination.

4.14         Legal Proceedings.  As of the date of this Agreement, there are no Actions now pending and during the time period since December 31, 2019, have been no Actions pending or, to the Sellers’ Knowledge, threatened against the Company Entities that, if adversely decided, would reasonably be expected to materially and adversely affect the Business, taken as a whole.  None of the Company Entities, and none of their properties or assets, or current or former equityholders, employees, officers or directors, in their capacity as such are, or during the time period since December 31, 2018, have been, named parties in or in any material default under, any outstanding Order.

4.15         Intellectual Property.

(a)         Schedule 4.15(a) sets forth all of the following Company Intellectual Property existing as of the date of this Agreement:  (i) registered Patents and pending applications therefor; (ii) registered Trademarks and pending applications therefor; (iii) registered Copyrights and pending applications therefor; and (iv) Domain Names.  All of the Intellectual Property required to be listed Schedule 4.15(a) (other than Intellectual Property described in clause (iv), of the preceding sentence) has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect.  All issued Patents, Trademarks and Copyrights are valid and enforceable.

(b)         The Company Intellectual Property, when taken together with the Intellectual Property available to the Company Entities pursuant to the Transition Services Agreement, and any license of Intellectual Property that is set forth on Schedule 4.13(g), any Incidental License, and any right to use Intellectual Property under the fair use and exhaustion doctrines, constitutes all of the material Intellectual Property necessary for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

(c)          The Company Entities have good and valid title to, and solely own the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, or have the valid and enforceable right to use pursuant to a license, or permission, or under the fair use or exhaustion doctrines, any other Intellectual Property used by the Company Entities, that is necessary to the conduct of the Business as currently conducted.  Except for any payment obligation arising under any license of Intellectual Property that is set forth on Schedule 4.13(g), or any Incidental License, the Company Entities are not subject to any requirement to pay any royalty payments, license fees, charges or other payments for the use of any Intellectual Property (and no required payments are past due). A Company Entity has the sole right to enforce each of the Company Intellectual Property.

(d)         The Company Intellectual Property is not the subject of any Action, and to the Sellers’ Knowledge, no Action is threatened against a Company Entity involving the Company Intellectual Property, except, in each case, for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Schedule 4.15(a).

(e)           Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, the operation of the Business as currently conducted or any part thereof, including the manufacture, use, sale and importation of products of any Company Entity and the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible property in the possession of any of the Company Entities, and the possession or use of the Company Intellectual Property has not in the past six (6) years, and does not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property right of any other Person nor does or will the operation of the Company Entities’ businesses constitute unfair competition or deceptive or unfair trade practice.

(f)          To the Sellers’ Knowledge, (i) no Company Entity has received any written notice of any claim within the three- (3-) year period prior to the date of this Agreement alleging that the Company Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person and (ii) no Person is infringing, misappropriating, violating or otherwise conflicting with any Company Intellectual Property. The Company Entities use reasonable measures to maintain the secrecy of all Trade Secrets of the Company Entities.

(g)           Except as would not reasonably be expected to be material to the Business, taken as a whole, in the past three (3) years: the Company Entities (i) have complied at all times in all material respects with all relevant requirements of any data protection Law or Order, in each case, applicable to the Company Entities, (ii) the Company Entities’ own published data protection policies, and (iii) have, to the extent required by any Laws or Orders applicable to the Company Entities, responded to requests from data subjects for access to data held by any of the Company Entities.  Except as has not been and would not reasonably be expected to be material to the Business, taken as a whole, the Company Entities have in the past three (3) years complied in all material respects and are currently conducting the Business in compliance in all material respects with all Laws applicable to the Company Entities governing the privacy, security or confidentiality of Personal Information.  Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, no Company Entity has received any Order or other notification from a Governmental Authority or any other Person regarding non-compliance or violation of any data protection principles or Law.

(h)         All Information Systems used by the Company Entities are sufficient for the conduct of the Business as currently conducted.  The Company Entities use reasonable means, to protect the security and integrity of all Information Systems owned or controlled by the Company Entities.  Except has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, the Company Entities have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees for their use in connection with the Business.

(i)            Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole, the Company Entities have taken commercially reasonable measures to prevent in any of the Software owned by any Company Entity the inclusion of computer code:  (i) designed to intentionally harm in any manner the operation of such Software, or any other associated Software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”); (ii) that would intentionally disable such Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), except where the possibility of such disabling is communicated to the user; (iii) that would permit any Company Entity or any third party to access such Software (except for Software for which the possibility of access is communicated to the user) to intentionally cause the Software to cease functioning; or (iv) that would permit any Company Entity or any third party to access such Software to intentionally cause any harmful and malicious procedures, routines or mechanisms that would cause the Software to damage or corrupt data, storage media, programs, equipment or communications.  None of the Company Entities has, in the past three (3) years, suffered any material cyber-attacks (including any data breach, denial of service, ransomware, mailbox compromises, configuration issue, and/or malware).

(j)            The Company Entities have taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its material business data.

4.16         Insurance.  Schedule 4.16 sets forth, as of the date of this Agreement, all policies of insurance maintained by the Company Entities and covering the Company Entities and the Business (those insurance policies required to be listed, collectively, “Insurance Policies”).  Accurate and complete copies of each Insurance Policy, together with any amendments thereto, in effect as of the date of this Agreement have been made available to Buyers.  Except in each case as has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Business: (a) none of the Company Entities is in breach or default of any of the Insurance Policies, (b) each Insurance Policy is in full force and effect, all premiums due under the Insurance Policies have been paid and such Insurance Policies are for amounts sufficient for all requirements of Law and all Contracts to which any Company Entity is a party or by which it is bound, (c) the Company Entities have complied with the terms and provisions of the Insurance Policies, (d) since December 31, 2018, none of the Company Entities have been refused coverage under any then-existing Insurance Policy, nor has its coverage been limited, by any insurance carrier, and (e) since December 31, 2018 to the date of this Agreement, none of the Company Entities, Seller Parties or any other Person which maintains any such Insurance Policy has received any written notice of termination or cancellation or denial of coverage with respect to any Insurance Policy.

4.17         Labor Matters.

(a)           No Company Entity is a party to or is otherwise subject to any collective bargaining agreements or other agreement with a labor union, works council or other employee representative.  As of the date hereof, to the Sellers’ Knowledge, since December 31, 2018, (i) no labor union, works council or other employee representative represents or claims to represent any of the employees of the Company Entities, (ii) no union organizing campaign has been conducted, including to solicit cards from employees to authorize a union to request recognition or an election with respect to any employees of the Company Entities, and (iii) no strikes or other concerted work stoppages have occurred or, to the Sellers’ Knowledge, been threatened against or affected the Company Entities.

(b)          Schedule 4.17(b) lists the following information, as applicable, for each employee of a Company Entity as of the date of this Agreement and for each employee of another Seller Party Affiliate to be transferred to a Company Entity prior to the Closing (each a “Business Employee”), (i) job title; (ii) work location (including city and state for U.S. employees); (iii) date of hire; (iv) annual salary or hourly rate; (v) target annual bonus or other incentive compensation; (vi) exempt/non-exempt status; (vii) active/inactive status; (viii) part-time/full-time status; (ix) visa status; (x) employing entity; and (xi) status as an exclusive or shared service employee.  The Seller Parties shall update such information upon reasonable request by Parent Buyer, and within five (5) Business Days of the anticipated Closing Date.

(c)          The Company Entities are, and at all times since December 31, 2018, have been, in material compliance with all applicable Laws relating to the employment of labor, including applicable Laws relating to discrimination, harassment, immigration, workplace health and safety, labor relations, equal employment opportunities, classification as exempt/non-exempt, classification as an independent contractor or employee, employee leave, plant closings and layoffs, affirmative action, immigration and workers’ compensation.

(d)           There is no, and since December 31, 2018, there have been no, Actions pending or, to the Sellers’ Knowledge, threatened against any Company Entity by or on behalf of any current or former, employee, contractor or applicant for employment except for such Actions pending or threated that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Business, taken as a whole.

(e)          Since December 31, 2018, (i) to the Sellers’ Knowledge, there have been no allegations of, or Actions involving claims of sexual harassment, sexual abuse or other sexual misconduct against any officer, director or managerial employee of the Company Entities and (ii) the Company Entities have not entered into any settlement agreements related to any such allegations.

(f)          The Company Entities are, and have been at all times since December 31, 2018, in material compliance with the WARN Act and have no material liabilities or other obligations thereunder.  None of the Company Entities have taken any action during the 90-day period prior to the date hereof that would reasonably be expected to cause any Company Entity to have any material liability or other obligation under the WARN Act.

4.18          Environmental Matters.

(a)           The Company Entities are, and at all times since September 1, 2017, have been, in material compliance with all applicable Environmental Laws.

(b)          There are no Actions or Orders pending or, to the Sellers’ Knowledge, threatened against the Company Entities under any applicable Environmental Law or relating to Hazardous Materials that would reasonably be expected to result in a material liability of the Business, taken as a whole;

(c)           (i) None of the Company Entities or any of their predecessors has generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Material at, to or from any location except in material compliance with and in a manner that has not given rise to unresolved material liability of the Business, taken as a whole, under Environmental Laws and, (ii) there has been no Release at, on, under or from the Real Property or, to the Sellers’ Knowledge, any other property formerly owned, leased or operated by any of the Company Entities or any of their respective predecessors, in the case of each of (i) and (ii) that has given, or would reasonably be expected to give rise to unresolved material liability of the Business, taken as a whole, pursuant to any Environmental Law or any Contract.

(d)          Except as has been resolved or as has not had and would not reasonably be expected to result in a material liability of the Business, taken as a whole, since September 1, 2017, none of the Company Entities has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) received any written notice of violation or liability, request for information, demand, complaint or claim under any Environmental Law or relating to Hazardous Materials.

(e)          All Material Permits required under any applicable Environmental Law that are necessary for the activities and operations of each of the Company Entities are currently effective, and each of the Company Entities is, and at all times since September 1, 2017, has been, in material compliance with the terms and conditions of such Material Permits.

(f)           None of the products manufactured, distributed, sold, marketed, serviced or repaired by any Company Entity or any predecessor has contained asbestos, and none of the Company Entities or their predecessors has been subject to any Action or claim arising from exposure to asbestos or other Hazardous Materials in connection with any product manufactured, distributed, sold, marketed, serviced or repaired with respect to the Business.

(g)          None of the Company Entities has contractually assumed, retained or provided any indemnity for, any material liability arising under any Environmental Law or relating to any Hazardous Material.

(h)          The Seller Parties have made available to Buyers all correct and complete copies of all material reports of any site assessments, studies, reviews, investigations, audits and other evaluations in their possession or control relating to environmental, health or safety matters and containing material information relating to any of the Company Entities or their properties or operations.

(i)            None of the Company Entities has assumed (either contractually or by operation of law) from any of their Affiliates any material liability or obligation relating to or in respect of any Hazardous Materials or Environmental Law.

4.19         Conduct of Business.

(a)         Except for actions taken in connection with the process of selling the Company Entities (including preparing for and implementing the transactions contemplated by this Agreement), except in connection with the Restructuring, from the Balance Sheet Date until the date of this Agreement, (i) each Company Entity has complied with the covenants and restrictions set forth in Section 7.1(a)-(s) to the same extent as if this Agreement had been executed on, and had been in effect since, the Balance Sheet Date, (ii) no material capital expenditure has been made which is not contemplated in the Company Entities’ 2022 budget, an accurate and complete copy of which has been provided to Buyers (other than capital expenditures which are payable (and will be paid) by the Company Entities prior to the Closing); (iii) no Company Entity has declared or paid any non-cash distribution or non-cash dividend, or redeemed any securities from the Seller Parties or any Company Entities’ former equityholders; (iv) no Company Entity has suffered any material damage, destruction or loss through the date of this Agreement (which loss was not covered by insurance) from fire or other casualty to its tangible property; (v) no Company Entity (or Seller Party on behalf of a Company Entity) has received written notice of the bankruptcy of any customer or vendor of the Business with amount payable to or by a Company Entity of greater than $250,000 and (vi) there has been no material disruption or material adverse effect on the Company Entities’ supply chain, including as a result of COVID-19, which, in each case, has materially and adversely affected the Company Entities’ ability to operate the Business, taken as a whole, in the ordinary course of business.

(b)           From the Balance Sheet Date, there has not been a Material Adverse Effect on the Business.

4.20         No Undisclosed Liabilities.  As of the date of this Agreement, the Company Entities do not have any liabilities or obligations of any nature, whether accrued, absolute, contingent, direct, indirect, known, unknown or otherwise, whether due or to become due and regardless of when or by whom asserted, except for those liabilities and obligations (a) reserved against, provided for or disclosed in the Financial Statements, (b) incurred in the ordinary course of business consistent with past practice following the Balance Sheet Date (none of which is a liability resulting from, arising out of, or relates to, any material breach or material violation of, or material default under, any Contract, Permit or applicable Law or Order, a tort or material infringement), (c) under the executory portion of any Contracts (none of which is an executory obligation due to a material breach of, or material default under, such Contracts or violation of Law or Order) to which any of the Company Entities is a party, (d) for actions taken in connection with the process of selling the Company Entities or incurred under this Agreement in connection with the transactions contemplated hereby or otherwise set forth on the Disclosure Schedules hereto or (e) that otherwise, individually or in the aggregate, are not material to the Business, taken as a whole.

4.21         Top Customers; Top Suppliers.

(a)           Schedule 4.21(a) sets forth a list of the ten (10) largest customers of the Company Entities (on a consolidated basis) (the “Top Customers”), as measured by the dollar amount of purchases thereby during the twelve (12) months ended July 30, 2022, showing the approximate total sales by the Company Entities to each such customer during such period.

(b)          Schedule 4.21(b) sets forth a list of the ten (10) largest suppliers to the Company Entities (on a consolidated basis) (the “Top Suppliers”), as measured by the dollar amount of purchases therefrom, during the twelve (12) months ended July 30, 2022, showing the approximate total purchases by the Company Entities from each such supplier during such period.

(c)           Except as described on Schedule 4.21(c), none of the Top Customers or Top Suppliers has canceled, terminated or otherwise materially altered their relationship with any Company Entity or notified any Company Entity in writing of any intention to do any of the foregoing or, to the Sellers’ Knowledge, otherwise threatened to cancel, terminate or alter its relationship with any Company Entity, other than with respect to fluctuations in purchase order volume that occur in the ordinary course of business.

4.22         Product Warranty; Inventory.  Except as disclosed on Schedule 4.22:

(a)           Since December 31, 2018, no Company Entity nor, to the Sellers’ Knowledge, any suppliers or vendors of any Company Entity has made, is planning to make, or has been, required to make any recall or withdrawal of a product designed, manufactured, distributed, marketed, sold, installed, maintained or delivered by any Company Entity.

(b)          No Company Entity is subject to any pending or to the Sellers’ Knowledge, threatened claim arising out of any injury to individuals or property as a result of any product designed, manufactured, distributed, marketed, sold, installed, maintained or delivered by or on behalf of the Company Entities.

(c)           None of the inventory of the Company Entities is slow moving, obsolete, damaged or defective, subject to the reserve for inventory write-down set forth in the Interim Financial Statements, as adjusted for the passage of time in the ordinary course of business.

4.23         Affiliate Transactions.  Schedule 4.23 sets forth a correct and complete list of all Contracts to which a Company Entity, on the one hand, and (a) any Seller Party or any of their respective Affiliates (other than a Company Entity), or (b) any officer or director of any such Seller Party or Affiliate (clauses (a) and (b) collectively, the “Related Persons”), on the other hand, are parties (a “Related Persons Contract”).  No Related Person has any right, title or interest in, to or under any material property or material right, tangible or intangible, that is used or held for use by the Company Entities, except for rights to compensation and other benefits extended to employees of the Company Entities in the ordinary course of business.

4.24         Performance Bonds.  Schedule 4.24 sets forth (a) a correct and complete list of all performance bonds, surety bonds, bank guarantees, letters of credit and/or corporate guarantees given by the Seller Parties or their Affiliates (other than a Company Entity) on behalf of, or for the account or for the benefit of, any Company Entity (the “Performance Bonds”), (b) the amount of each such Performance Bond, the Person issuing such Performance Bond, and any relevant identification number and (c) the beneficiary and other parties to the transactions involved thereunder.

4.25        Banking Facilities.  Schedule 4.25 sets forth a correct and complete list of: (a) each bank, savings and loan or similar financial institution with or at which any Company Entity has an account or safety deposit box, and (b) any outstanding powers of attorney executed by or on behalf of such Company Entity in connection with such accounts or safety deposit boxes.

4.26         Restructuring Documents.  A true, correct and complete copy of each document executed by any Company Entity on or prior to the date hereof in connection with the Restructuring (the “Restructuring Documents”) has been made available to Parent Buyer.

4.27        No Brokers.  Except for BofA Securities, Inc. the fees, commissions and expenses of which will constitute Selling Expenses and shall be paid as specified herein, no broker, finder or similar agent has been employed by or on behalf of the Seller Parties or the Company Entities, and no Person with which the Seller Parties or the Company Entities has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

4.28         No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV AND IN ARTICLE V OR IN ANY CERTIFICATE REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER PARTIES OR THE COMPANY ENTITIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY BUYERS OR ANY OF ITS AFFILIATES AND REPRESENTATIVES.  BUYERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV AND IN ARTICLE V OR IN ANY CERTIFICATE REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT, BUYERS ARE ACQUIRING THE SOLD EQUITY INTERESTS AND THE BUSINESS ON AN “AS IS, WHERE IS” BASIS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER PARTIES

Except as set forth on the applicable Disclosure Schedules (it being understood that any matter disclosed in any Disclosure Schedule will be deemed to be disclosed on any other Schedule to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other Disclosure Schedule or Disclosure Schedules), the Seller Parties represent and warrant to Buyers as of the date hereof and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) as follows:

5.1          Organization and Standing.  EnPro Holdings is a limited liability company, duly organized, validly existing and in good standing under the Laws of North Carolina.  Each other Seller Party is a corporation or other legal entity incorporated or organized (as applicable), validly existing and in good standing (or the equivalent thereof) under its governing Law and has not been discontinued or dissolved under such Law.

5.2        Authority, Validity and Effect.  Each Seller Party has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents, the performance of such obligations and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary other action on the part of each Seller Party.  This Agreement has been duly and validly executed and delivered by the Seller Parties and, assuming the due authorization, execution and delivery by Buyers, represents the legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.3           No Conflict; Required Filings and Consents.

(a)         Neither the execution, delivery and performance of this Agreement by the Seller Parties or the other agreements and documents contemplated hereby to be executed, delivered and performed by any Seller Party, nor the consummation by the Seller Parties of the transactions contemplated herein or therein, nor compliance by Seller Parties with any of the provisions hereof, will, directly or indirectly: (i) conflict with or result in a breach of any provisions of the articles of incorporation, organization, formation, bylaws, operating agreement or similar governing documents of the Seller Parties, (ii), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, rescission, cancellation or acceleration of, or any right of consent or notice with respect to, or any right to increased, additional, accelerated or guaranteed rights or entitlements under, or trigger any options or rights of first refusal or modify the payment terms or consideration under, or otherwise modify or result in the creation or imposition of a Lien upon any property or assets of the Seller Parties pursuant to any Contract to which a Seller Party is a party or by which a Seller Party may be subject, and that would, in any such event, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, or (iii)  violate any Order or Law applicable to the Seller Parties or any of their properties or assets.

(b)          Other than as set forth on Schedule 5.3, no (i) Consent or (ii) notification to any Governmental Authority is required to be obtained by the Seller Parties for the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement or compliance by the Seller Parties and the Company Entities with any provisions of this Agreement, in each case, that if not obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, taken as a whole.

5.4          Legal Proceedings.  There is no Action pending that relates to this Agreement or the transactions contemplated hereby or, to the Sellers’ Knowledge, threatened against or affecting the Seller Parties or any of their Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay the Seller Parties’ ability to consummate the transactions contemplated by this Agreement.

5.5          Anticorruption.

(a)           To the extent applicable to its ownership of the Company Entities or the operations or conduct of the Business, each Seller Party, at all times since December 31, 2018, has operated the Business in compliance with the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010, and any other applicable anti-corruption and anti-bribery Laws, except where the failure to be in compliance, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Business, taken as a whole.

(b)          To the extent applicable to its ownership of the Company Entities or the operations or conduct of the Business, since December 31, 2018, no Seller Party has made any voluntary, directed or involuntary disclosure to any Governmental Authority, or received any written communication from a Governmental Authority or written whistleblower or other written complaint, in each case, alleging material violations of applicable anti-corruption or anti-bribery Laws.

5.6           Trade Compliance.

(a)           To the extent applicable to its ownership of the Company Entities or the operations or conduct of the Business, at all times since December 31, 2018, each Seller Party has been in compliance in all material respects with all applicable sanctions, export control and import Laws.

(b)           No Seller Party, nor any officer, director or, to the Sellers’ Knowledge, any other Person acting on behalf of any of the foregoing is a Sanctioned Person.  At all times since December 31, 2018, no Seller Party has engaged in any conduct that would reasonably be expected to cause any Company Entity to become a Sanctioned Person.

(c)          To the extent applicable to its ownership of the Company Entities or the operations or conduct of the Business, since December 31, 2018, no Seller Party has made any voluntary, directed, or involuntary disclosure to any Governmental Authority, or received any written communication from a Governmental Authority or whistleblower or other written complaint, in each case, alleging material violations of applicable sanctions, export control or import Laws.

5.7          No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND IN THIS ARTICLE V OR IN ANY CERTIFICATE REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT, THE SELLER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER PARTIES, THE COMPANY ENTITIES, THE BUSINESS, OR THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY ANY BUYER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES.  BUYERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE IV AND IN THIS ARTICLE V OR IN ANY CERTIFICATE REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT, BUYERS ARE ACQUIRING THE SOLD EQUITY INTERESTS, AND THE BUSINESS ON AN “AS IS, WHERE IS” BASIS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers represent and warrant to the Seller Parties as follows:

6.1           Organization and Standing.

(a)          Parent Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Ohio and has not been discontinued or dissolved under such Law.

(b)          Each other Buyer is a corporation or other legal entity incorporated or organized (as applicable), validly existing and in good standing (or the equivalent thereof) under its governing Law and has not been discontinued or dissolved under such Law.

(c)           Each Buyer is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.

6.2          Authority, Validity and Effect.  Each Buyer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents, the performance of such obligations and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary other action on the part of each Buyer.  This Agreement has been duly and validly executed and delivered by each Buyer and constitutes the legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3           No Conflict; Required Consents.

(a)          Neither the execution, delivery and performance of this Agreement by any Buyer or the other agreements and documents contemplated hereby to be executed, delivered and performed by any Buyer, nor the consummation by any Buyer of the transactions contemplated herein or therein, nor compliance by any Buyer with any of the provisions hereof, will, directly or indirectly (i) conflict with or result in a breach of any provisions of the articles of incorporation, organization, formation, bylaws, operating agreement or similar organizational or governing documents of any Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, rescission, cancellation or acceleration of, or any right of consent or notice with respect to, or any right to increased, additional, accelerated or guaranteed rights or entitlements under, or trigger any options or rights of first refusal or modify the payment terms or considerations under, or otherwise modify or result in the creation or imposition of any Lien upon any property or assets of pursuant to any Contract to which a Buyer is a party or by which a Buyer or any of such Buyer’s properties or assets may be subject, and that would, in any such event, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyers or (iii) violate any Order or Law applicable to any Buyer or any Buyer’s properties or assets.

(b)         Other than those Consents set forth at item number three (3) on Schedule 4.3(b)(i), no Consent is necessary for the consummation by Buyers of the transactions contemplated by this Agreement.

6.4        Independent Investigation; No Reliance.  In connection with their investment decision, Buyers and/or their representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Business as desired by Buyers.  The consummation of the transactions contemplated hereby by Buyers are not done in reliance upon any representation or warranty or omission by, or information from, the Seller Parties, the Company Entities or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Disclosure Schedules) and the certificates required to be delivered pursuant to this Agreement, and each Buyer acknowledges that the Seller Parties expressly disclaim any other representations and warranties.  Each Buyer further acknowledges that neither the Seller Parties nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company Entities, the Business or the transactions contemplated by this Agreement not specifically and expressly set forth in Article IV and Article V (in each case, as modified by the Disclosure Schedules) and the certificates required to be delivered pursuant to this Agreement, and neither the Seller Parties nor any other Person will have or be subject to any liability to Buyers or any other Person resulting from the distribution to Buyers or their representatives or Buyers’ use of any such information, including any management presentation distributed on behalf of the Seller Parties or the Company Entities relating to Business or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyers or their representatives, or any other document or information in any form provided or made available to Buyers or their representatives, including management presentations, in connection with the transactions contemplated hereby.

6.5          Investment Purpose.  Buyers are acquiring the Sold Equity Interests solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Parent Buyer, on behalf of itself and the other Buyers, acknowledges that the Sold Equity Interests are not registered under the Securities Act of 1933, as amended, or any state or foreign securities Laws, and that the Sold Equity Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state and foreign securities laws and regulations, as applicable.  Parent Buyer and its Subsidiaries (including the other Buyers) on a consolidated basis are able to bear the economic risk of holding the Sold Equity Interests for an indefinite period (including total loss of its investment), and have (either alone or together with its advisors) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.6          No Financing.  Parent Buyer has access to, and at the Closing will have access to, immediately available funds in a quantity sufficient to pay the Estimated Purchase Price, any payments to be made by Buyers pursuant to Section 2.5, any adjustments to the Estimated Purchase Price hereunder and all of the other fees, costs and expenses to be paid by Buyers under this Agreement.

6.7          Solvency.  Assuming (a) the accuracy of the representations and warranties set forth in Article IV and Article V and (b) satisfaction of the conditions set forth in Section 8.2, immediately after giving effect to the transactions contemplated by this Agreement, Parent Buyer and its Subsidiaries (including the other Buyers and the Company Entities) on a consolidated basis: (i) will be solvent (in that both the fair value of their assets will not be less than the sum of their liabilities and that the present saleable value of their assets will not be less than the amount required to pay their probable liabilities as they become absolute and matured), (ii) will have adequate capital with which to engage in their business (assuming the solvency of the Company Entities immediately prior to the Closing), and (iii) will not have incurred and will not plan to incur liabilities beyond their ability to pay as they become absolute and matured.

6.8          Legal Proceedings.  There is no Action pending that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of Buyers, threatened against or affecting Buyers or any of their Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay Buyers’ ability to consummate the transactions contemplated by this Agreement.

6.9        No Brokers.  No broker, finder or similar agent has been employed by or on behalf of Buyers, and no Person with which any Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.10        No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI OR IN ANY CERTIFICATE REQUIRED TO BE DELIVERED PURSUANT TO THIS AGREEMENT NO BUYER MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND IF MADE, SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY SELLER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1        Interim Operations.  From the date of this Agreement until the Closing or the earlier termination of this Agreement, except (i) as set forth on Schedule 7.1, (ii) as contemplated by this Agreement, (iii) as required by applicable Law or any existing Material Contract, or (iv) with the prior written consent of Parent Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned, and which will be deemed granted if Buyer does not respond to a request for consent within seven (7) Business Days), the Seller Parties shall cause the Company Entities to conduct the respective businesses of the Company Entities only in the ordinary course of business and the Seller Parties shall cause the Company Entities to use commercially reasonable efforts to (x) preserve intact in all material respects their business organization, and (y) keep available the services of current officers and employees and preserve all material business relationships (including goodwill thereof).  Without limiting the generality of the forgoing, from the date of this Agreement until the Closing or the earlier termination of this Agreement, except (i) as set forth on Schedule 7.1, (ii) as contemplated by this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned), the Seller Parties shall cause the Company Entities not to:

(a)           enter into a new line of business outside of its existing business;

(b)          incur any Company Debt, except for indebtedness incurred in the ordinary course of business under either lines of credit existing on the Balance Sheet Date or capitalized lease obligations;

(c)           except in the ordinary course of business consistent with past practice, (i) acquire, or dispose of, any material property or assets, (ii) mortgage or encumber any property or assets other than with Permitted Liens, or (iii) cancel, waive, release or compromise any material debts owed to or material claims held by a Company Entity (other than Intercompany Obligations);

(d)           enter into any Contracts between the Company Entities, on the one hand, and any Affiliates of the Company Entities, on the other hand;

(e)          except to the extent required by Law or any Employee Plans in existence on the date of this Agreement, (i) enter into, adopt, amend or terminate any Employee Plan relating to any employee of the Company Entities other than in the ordinary course of business consistent with past practice, (ii) grant any increase in compensation or benefits of any employee of the Company Entities (other than as required under any Contract in existence on the date of this Agreement) or with respect to employees with an annual salary of less than $200,000, in the ordinary course of business consistent with past practice (provided such increases in the aggregate do not exceed $200,000 on an annualized basis), (iii) grant any loan, severance, change of control, retention, termination or similar compensation or benefits to any employee or independent contractor of the Company Entities (other than severance pursuant to standard practices of the Company Entities in the ordinary course of business for employees permitted to be terminated pursuant to clause (iv) of this paragraph), or (iv) except in the ordinary course of business consistent with past practice with respect to any employee with annual base pay less than $200,000, hire, engage or terminate (other than for cause) the service of any employee of a Company Entity or transfer any employee or individual to or from the Company Entities;

(f)           make any material change to its accounting methods, principles or practices, except as may be required by GAAP (or its equivalent outside the United States) or applicable Law;

(g)         (A) make, revoke or change any material election relating to Taxes, (B) adopt or change any Tax accounting method, (C) settle or compromise any audit, assessment or other controversy relating to Taxes, (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (E) amend any Tax Return, (F) file any claim for, or surrender any right to claim a refund, offset, or other reduction of Tax liability, (G) fail to timely file any Tax Return when due (taking into account any applicable extensions) or fail to pay when due any Tax liability, or (H) prepare or file any Tax Return in a manner inconsistent with past procedures and practices;

(h)           make any amendment to its certificate of organization or operating agreement (or equivalent organizational documents);

(i)           transfer, issue sell or dispose of any equity interests of the Company Entities, grant any other rights to purchase any equity interests of the Company Entities, or create any new equity interests or classes of equity interests of the Company Entities or otherwise acquire equity interests of any Company Entity;

(j)           split, combine, reclassify, subdivide or amend the terms of any outstanding equity securities of the Company Entities, or declare, set aside or pay any non-cash dividend or non-cash distribution;

(k)           adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Entity;

(l)         acquire, dispose of, or invest in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity, enter into or agree to enter into any merger or consolidation with any Person or otherwise enter into any M&A Transaction;

(m)          make any material loans, advances or capital contributions or investments except in the ordinary course of business, consistent with past practice;

(n)        except in the ordinary course of business, consistent with past practice, sell, pledge, transfer, mortgage, dispose of or encumber any assets (tangible or intangible) of any Company Entity in excess of $250,000 individually or $500,000 in the aggregate;

(o)          abandon, cancel, let lapse, relinquish or otherwise cause to expire any material registered Intellectual Property of the Company Entities (other than expirations at the end of any term of coverage for which renewals are not available);

(p)          enter into any Contract for the purchase or lease (as lessor or lessee) of any material interest in Real Property;

(q)          commence, waive, release, assign, settle or compromise any Action other than those that do not (i) exceed $250,000 on an individual basis (net of insurance recoveries) or (ii) impose restrictions on the businesses of the Company Entities;

(r)          make any material amendments or modifications to any Material Contract or Real Property Lease, which amendments would reasonably be expected to be materially adverse to the Business or (ii) enter into any contract that would be a Material Contract (other than purchase orders in the ordinary course of business); or

(s)           agree in writing to take any of the actions described in clauses (a) through (r) above.

7.2          Reasonable Access; Confidentiality.

(a)          From the date hereof until the Closing or the earlier termination of this Agreement, except as determined by the Seller Parties in good faith that doing so would be reasonably likely to (i) violate any applicable Laws, or (ii) violate the attorney-client privilege or other legal privilege or contractual confidentiality obligations, the Seller Parties shall cause the Company Entities to give Buyers and their representatives, upon reasonable advance written notice to Seller Representative, reasonable access, during normal business hours, to the employees, assets, properties, books, records and agreements (including the electronic data related thereto), Permits and other information of the Company Entities and the Seller Parties shall cause the Company Entities to permit Buyers to make such inspections (but excluding sampling or testing of the Environment) as Buyers may reasonably require and to furnish Buyers during such period with all such information relating to the Company Entity as Buyers may from time to time reasonably request; provided that if the parties hereto are in an adversarial relationship in litigation or arbitration, the access provided by this Section 7.2(a) shall be subject to applicable rules relating to discovery; provided, further, that if the Seller Parties and/or any Company Entity seek to withhold information or access to Buyers and their representatives for any of the reasons set forth in clauses (i) or (ii) above, the Seller Parties and Company Entities shall cooperate in good faith to implement appropriate and mutually agreeable measures to permit the disclosure of such information or provide such access in a manner to remedy the basis for the objection, including by arrangement of appropriate clean team procedures, redactions or entry into a customary joint agreement with respect to any information or access so provided.

(b)        Any information provided to or obtained by Buyers or their representatives pursuant to clause (a) above will be subject to that certain Confidentiality Agreement, dated as of May 3, 2022, between Parent Buyer and EnPro Industries, Inc. (the “Confidentiality Agreement”),  and must be held by Buyers and their representatives in accordance with and be subject to the terms of the Confidentiality Agreement.

(c)          Parent Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement, and to cause the other Buyers to be bound by and comply with the provisions set forth in the Confidentiality Agreement, as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

7.3          Publicity.  Except as may be required to comply with the requirements of any applicable Law or any applicable securities exchange (in which case, the party making the disclosure shall consult with the other party prior to making such disclosure and will use commercially reasonable efforts to allow the other party to comment and suggest satisfactory text in advance of such issuance or publication), no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld or delayed) of, in the case of a press release or other public announcement by Buyers, Seller Representative and, in the case of a press release or other public announcement by the Seller Parties, Parent Buyer.

7.4          Records.  With respect to the material financial and other books and records and minute books of the Company Entities relating to matters on or prior to the Closing Date in existence on the Closing Date: (a) for a period of seven (7) years after the Closing Date, Parent Buyer shall not and shall cause its applicable Subsidiaries (including the other Buyers and the Company Entities) not to cause or permit their destruction or disposal without first offering in writing to surrender them (or any portion thereof) to the Seller Parties (at the Seller Parties’ cost and expense); and (b) except as determined by Parent Buyer in good faith that doing so would be reasonably likely to (i) violate any applicable Laws, or (ii) violate the attorney-client privilege or other legal privilege, where there is a legitimate purpose, including an audit of the Seller Parties or their equity holders by the IRS or any other Taxing Authority, an Action involving Seller Parties or their equity holders (other than Actions between the Seller Parties or their Affiliates, on the one hand, and Parent Buyer or its Affiliates, on the other hand, in which case disclosure hereunder shall be subject to the rules of discovery), preparation of insurance claims or to comply with financial reporting obligations, Parent Buyer shall, and shall cause its applicable Subsidiaries (including the other Buyers and the Company Entities) to, allow Seller Parties and their representatives, upon reasonable advance written notice to Parent Buyer, reasonable access to such books and records during regular business hours; provided that if Parent Buyer seeks to withhold information or access to the Seller Parties and their representatives for any of the reasons set forth in clause (i) or (ii), Parent Buyer shall, and shall cause its applicable Subsidiaries (including the other Buyers and the Company Entities) to, cooperate in good faith with the Seller Parties to implement appropriate and mutually agreeable measures to provide such access in a manner to remedy the basis for the objection, including by arrangement of appropriate clean team procedures, redactions or entry into a customary joint agreement with respect to any information or access so provided.

7.5          Post-Closing Confidentiality.  The Seller Parties acknowledge that the success of the Company Entities after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by the Seller Parties, that the preservation of the confidentiality of such information by the Seller Parties is an essential premise of the bargain between the Seller Parties and Buyers, and that Buyers would be unwilling to enter into this Agreement in the absence of this Section 7.5.  Accordingly, each Seller Party hereby agrees with Buyers that each Seller Party and its representatives will not, and that each Seller Party will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Parent Buyer, disclose or use, any confidential or proprietary information involving or relating to the Company Entities, including: (a) customer and supplier information, including lists of names and addresses of customers and suppliers of any Company Entity or its Affiliates as of the Closing Date; (b) written business plans and strategies, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates; (c) proprietary market research and databases, sources of leads and methods of obtaining new business employed by any Company Entity; (d) information identified as confidential and/or proprietary in internal documents of any Company Entity; and (e) Trade Secrets.  The information subject to the foregoing provisions will not include any information: (w) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof); (x) becomes available to the Seller Parties after the Closing Date on a non-confidential basis from a source other than the Company Entities; (y) is independently developed by or for the Seller Parties without use of Company Entity confidential or proprietary information or (z) required (on advice of legal counsel) to be disclosed pursuant to applicable Law, securities exchange regulation or Order; and provided, further, that the provisions of this Section 7.5 will not prohibit any retention of copies of records that are reasonably required and used solely to comply with applicable Law.

7.6           Reasonable Efforts; Cooperation; Regulatory Filings.

(a)          Subject to the provisions of this Section 7.6, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (i) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be reasonably necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (ii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)          Parent Buyer will, as soon as reasonably practicable, make or cause to be made all required filings or submissions under any other antitrust or merger control Laws or regulations applicable to the consummation of the transactions contemplated herein and, in each case, include in each filing or submission a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Laws or regulations.  Subject to applicable Laws relating to the exchange of information, the parties will have the right to review in advance, and to the extent practicable consult with each other on, filings required to be made by Buyers.  In exercising the foregoing right, the parties will act reasonably and as promptly as practicable.  Parent Buyer (on behalf of Buyers) will pay all fees associated with all filings and submissions referred to in this Section 7.6(b).

(c)           Buyers will comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority.  Buyers agree to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or merger control Law that may be asserted by any Governmental Authority so as to enable the parties to expeditiously close the transactions contemplated hereby, including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority and, at the request of the Seller Representative, Parent Buyer and its Affiliates will be obligated to contest, administratively or in court, any ruling, order, or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent Buyer shall, on behalf of the parties, control and lead all strategy for dealing with any other Governmental Authority under any foreign merger control Laws, subject to its obligation, as outlined in this Section 7.6, to cooperate with and work with the Seller Parties in good faith.

(d)          From and after the date hereof and until all applicable waiting or review periods have expired and required governmental approvals have been obtained, except as specifically required by this Agreement, Buyers shall not, and shall cause each of their Affiliates not to, operate its business in such manner or take any action, including any separate transaction, that would reasonably be expected to impose any delay in the obtaining of, or materially increase the risk of not obtaining any such governmental approval or clearance or the expiration or termination of any applicable waiting or review period.

(e)          In connection with the actions referenced in this Section 7.6 to make effective as soon as practicable the transactions contemplated by this Agreement, the parties agree that they shall: (i) keep each other reasonably apprised of the status of all filings and submissions referred to in Section 7.6(b), including promptly furnishing each other with copies of notices or other communications received in connection therewith; (ii) cooperate in all respects with the other parties in connection with any communication, filing or submission and in connection with any investigation or other inquiry by a Governmental Authority related to the transactions; (iii) keep the other parties and/or their counsel promptly informed of any communication received from, or provided to, any Governmental Authority related to the transactions; and (iv) permit the other parties and/or their counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given to any Governmental Authority, to the extent consistent with applicable antitrust laws.  Neither any Buyer nor any Seller Party will permit any of its officers, employees or other representatives or agents to participate in any substantive meeting with any Governmental Authority related to the transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party or its counsel the opportunity to attend and participate thereat.

7.7          Contact with Customers, Origination and Referral Sources and Other Business Relations.  Prior to the Closing, Parent Buyer and its Affiliates (including the other Buyers) and representatives will contact and communicate with the employees, customers, origination and referral sources and other business relations of the Business in connection with the transactions contemplated hereby only after prior consultation with and written approval of Seller Representative, which approval shall not be unreasonably withheld, conditioned or delayed.

7.8          Plant Closings and Mass Layoffs.  Parent Buyer shall not, and shall cause its applicable Subsidiaries (including the other Buyers and the Company Entities) not to, take any action following the Closing that could result in WARN Act liability or similar liability under any other federal, state, local or foreign law for the Seller Parties.  Within five (5) Business Days after the Closing, the Seller Parties shall provide Parent Buyer with a list of all involuntary employee terminations (other than for cause) occurring in the ninety (90) days prior to the Closing at a site of employment shared with any Business Employee, including the affected employee’s work location, reason for termination and date of termination.

7.9          Employees; Benefit Plans.

(a)          During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company Entities), Parent Buyer shall and shall cause its applicable Subsidiaries (including the other Buyers and the Company Entities) to provide each employee of the Company Entities who remains employed immediately after the Closing (“Business Continuing Employees”) with base salary or hourly wages, target bonus opportunities (excluding equity-based compensation), if any, and retirement and welfare benefits that are substantially comparable in the aggregate to the base salary or hourly wages, target bonus opportunities (excluding equity-based compensation) and retirement and welfare benefits provided by the Company Entities immediately prior to the Closing.  In addition, Parent Buyer will, or will cause its Subsidiaries (including the other Buyers and the Company Entities) to, provide severance benefits that are no less favorable than the severance benefits provided by the Company Entities as listed on Schedule 7.9(a).  In no event will the New Shanghai Employer, New UK Employer or New Singapore Employer be liable for any termination indemnity, severance or similar payments owed by the Shanghai Employer, the U.K. Employer or the Singapore Employer with respect to the period prior to the Closing Date and arising on or prior to the Closing Date with respect to employees who do not become Business Continuing Employees. Further:

(i)          At such time as the Parties agree prior to the Closing Date, Parent Buyer shall or shall procure that the New Shanghai Employer makes an offer of employment, in writing, to each of the employees of EnPro Industries International Trading (Shanghai) Co, Ltd. (the “Shanghai Employer”) listed in Schedule 7.9(a)(i) (the “Shanghai Business Employees”) (such offer, the “Shanghai Employment Offer”). The Shanghai Employment Offer made will be such that the terms and conditions of the employment offered are consistent with the requirements of this Section 7.9(a) and shall be for employment effective on, and conditional upon, Closing. If the Shanghai Business Employee wishes to accept the Shanghai Employment Offer (such Shanghai Business Employees who accept the Shanghai Employment Offers, the “Transitioned Shanghai Business Employees”), the Seller Parties shall procure that the Shanghai Employer shall waive the requirement on such Shanghai Business Employee to give any period of notice of termination of their employment (whether contractual, statutory or otherwise) so as to allow the Shanghai Business Employee to commence employment with the New Shanghai Employer on the Closing Date. The Seller Parties shall procure that the Shanghai Employer performs and discharges all of its obligations in respect of such Shanghai Business Employees  up to the Closing Date (including any obligation to discharge remuneration, benefits, bonus and incentive payments, holiday pay and any additional indemnities related to the termination of employment, withholding tax deductions and social security contributions and any other liability, if any, payable after the Closing Date in respect of an entitlement accrued to any extent for the period before the Closing Date) and including all obligations and liabilities with respect to the termination of such Shanghai Business Employees from employment with the Shanghai Employer. Parent Buyer shall procure that the New Shanghai Employer performs and discharges all of its obligations in respect of the Transitioned Shanghai Business Employees (including its obligations in respect of salaries, emoluments, pay in respect of holiday entitlement, benefits and tax) in respect of all periods on and after the Closing Date. Such Transitioned Shanghai Business Employees shall be deemed to be Business Continuing Employees from the Closing Date.

(ii)           At such time as the Parties agree prior to the Closing Date, Parent Buyer shall or shall procure that New UK Employer makes an offer of employment, in writing, to each of the employees of Garlock (Great Britain) Limited (the “UK Employer”) listed in Schedule 7.9(a)(ii) (the “UK Business Employees”) (such offer, the “UK Employment Offer”). The UK Employment Offer made will be such that the terms and conditions of the employment offered are consistent with the requirements of this Section 7.9(a) and shall be for employment effective on, and conditional upon, Closing. If the UK Business Employee wishes to accept the UK Employment Offer (such UK Business Employees who accept the UK Employment Offers, the “Transitioned UK Business Employees”), the Seller Parties shall procure that the UK Employer shall waive the requirement on such UK Business Employee to give any period of notice of termination of their employment (whether contractual, statutory or otherwise) so as to allow the UK Business Employee to commence employment with the New UK Employer on the Closing Date. The Seller Parties shall procure that the UK Employer performs and discharges all of its obligations in respect of such UK Business Employees up to the Closing Date (including any obligation to discharge remuneration, benefits, bonus and incentive payments, holiday pay and any additional indemnities related to the termination of employment, withholding tax deductions and social security contributions and any other liability, if any, payable after the Closing Date in respect of an entitlement accrued to any extent for the period before the Closing Date) and including all obligations and liabilities with respect to the termination of such UK Business Employees from employment with the UK Employer.  Parent Buyer shall procure that the New UK Employer performs and discharges all of its obligations in respect of the Transitioned UK Business Employees (including its obligations in respect of salaries, emoluments, pay in respect of holiday entitlement, benefits and tax) in respect of all periods on and after the Closing Date. Such Transitioned UK Business Employees shall be deemed to be Business Continuing Employees from the Closing Date.

(iii)        At such time as the Parties agree prior to the Closing Date, Parent Buyer shall or shall procure that New Singapore Employer makes an offer of employment, in writing, to each of the employees of Garlock Singapore Pte. Ltd. (the “Singapore Employer”) listed in Schedule 7.9(a)(iii)  (the “Singapore Business Employees”) (such offer, the “Singapore Employment Offer”). The Singapore Employment Offer made will be such that the terms and conditions of the employment offered are consistent with the requirements of this Section 7.9(a) and shall be for employment effective on, and conditional upon Closing. If the Singapore Business Employee wishes to accept the Employment Offer (such Singapore Business Employees who accept the Singapore Employment Offers, the “Transitioned Singapore Business Employees”), the Seller Parties shall procure that the Singapore Employer shall waive the requirement on such Singapore Business Employee to give any period of notice of termination of their employment (whether contractual, statutory or otherwise) so as to allow the Singapore Business Employee to commence employment with the New Singapore Employer on the Closing Date. The Seller Parties shall procure that the Singapore Employer performs and discharges all of its obligations in respect of such Singapore Business Employees  up to the Closing Date (including any obligation to discharge remuneration, benefits, bonus and incentive payments, annual leave pay and any additional  indemnities  related to the termination of employment, withholding tax deductions and central provident fund contributions and any other liability, if any, payable after the Closing Date in respect of an entitlement accrued to any extent for the period before the Closing Date) and including all obligations and liabilities with respect to the termination of such Singapore Business Employees from employment with the Singapore Employer. Parent Buyer shall procure that the New Singapore Employer performs and discharges all of its obligations in respect of the Transitioned Singapore Business Employees (including its obligations in respect of salaries, emoluments, pay in respect of annual leave entitlement, benefits and tax) in respect of all periods on and after the Closing Date. Such Transitioned Singapore Business Employees shall be deemed to be Business Continuing Employees from the Closing Date.

(b)          With respect to any employee benefit plan maintained by Parent Buyer or its Subsidiaries (including any other Buyer) (collectively, “Buyer Benefit Plans”) in which any Business Continuing Employees will participate effective as of the Closing, Parent Buyer shall, or shall cause its applicable Subsidiaries (including the other Buyers and the Company Entities) to, recognize all service of the Business Continuing Employees with the Company Entities or their Affiliates (including, with respect to the Transitioned Shanghai Business Employees, the Transitioned UK Business Employees and the Transitioned Singapore Business Employees, the Shanghai Employer, the UK Employer and the Singapore Employer, respectively) as if such service were with Buyers (or, with respect to the Transitioned Shanghai Business Employees, the Transitioned UK Business Employees and the Transitioned Singapore Business Employees, the New Shanghai Employer, the New UK Employer and the New Singapore Employer, respectively), for vesting and eligibility purposes in any Buyer Benefit Plan in which such Business Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Plan.

(c)          On or prior to the Closing Date, the Seller Parties shall transfer the employment of any Business Employee designated as an excluded shared service employee on Schedule 4.17(b) out of the Company Entities and into Seller Party entity or other Affiliate thereof (other than another Company Entity).

(d)        Coverage for all Business Continuing Employees and their respective dependents under the Employee Plans that are not Company Entity Plans listed on Schedule 4.12 that are health or welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Sellers’ Welfare Plans”) will cease to be effective as of the Closing Date, subject to the Transition Services Agreement. The Seller Parties and the Sellers’ Welfare Plans will retain responsibility and liability for all claims of the Business Continuing Employees incurred on or before the Closing Date. For purposes of this Section 7.9(d), a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that the service was rendered or the supply was purchased (for purposes of health care programs).

(e)         The Seller Parties shall take such actions necessary to permit Business Continuing Employees to elect, following the Closing, direct rollovers (including rollovers of any outstanding loans) from each Employee Plan that is a defined contribution plan qualified under Section 401(a) of the Code.

(f)           Effective as of or as soon as administratively practicable following the Closing Date, Parent Buyer shall maintain or establish a flexible spending account plan (“Buyer’s FSA Plan”) providing for dependent care flexible spending account arrangements for the benefit of Business Continuing Employees in the United States (“U.S. Business Continuing Employees”), which will recognize the elections that such U.S. Business Continuing Employees had in effect for purposes of the plan year in which the Closing Date occurs under the dependent care flexible spending account plan of Seller Parties (“Sellers’ FSA Plan”).  Buyer’s FSA Plan shall assume the obligations of Seller’s FSA Plan with respect to U.S. Business Continuing Employees as of, or as soon as administratively practicable following, the Closing Date for the plan year in effect on the Closing Date. As soon as practicable after the Closing, (i) the Seller Parties shall transfer to Parent Buyer in cash an amount equal to the excess, if any, of (A) the total amount that U.S. Business Continuing Employees have contributed to Seller’s FSA Plan through the Closing Date for the calendar year that includes the Closing, over (B) the total amount that has been paid from Sellers’ FSA Plan through the Closing Date dependent care claims incurred by the U.S. Business Continuing Employees in such calendar year and (ii) Parent Buyer shall transfer to the Seller Parties in cash an amount equal to the excess, if any, of (A) the total amount that has been paid from Sellers’ FSA Plan through the Closing Date for dependent care claims incurred by the U.S. Business Continuing Employees in the calendar year that includes the Closing, over (B) the total amount that U.S. Business Continuing Employees have contributed to Sellers’ FSA Plan through the Closing Date for such calendar year.  After the Closing Date, Buyer’s FSA Plan shall be responsible for reimbursement of all previously unreimbursed reimbursable dependent care claims incurred by U.S. Business Continuing Employees under Sellers’ FSA Plan for the plan year in which the Closing Date occurs.  No later than ten (10) days prior to the Closing Date, the Seller Parties shall provide to Parent Buyer all preliminary election and balance information with respect to the Business Continuing Employees under the Sellers’ FSA Plan in an electronic format reasonably acceptable to Parent Buyer, and as soon as reasonably practicable after the Closing Date, the Seller Parties shall provide to Parent Buyer updates to such election and balance information to reflect any changes that occur through the Closing Date. Notwithstanding the foregoing, this Section 7.9(f) is subject to the Transition Services Agreement.

(g)          The Seller Parties shall retain sponsorship and all liabilities, obligations, and responsibilities related to any Employee Plan or other employee benefit plan of the Seller Parties or the Controlled Group which is not a Company Entity Plan listed on Schedule 4.12.

(h)         This Section 7.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this Section 7.9 shall not create any right in any employee or any other Person to any continued employment with the Company Entities, Parent Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever or in any way limit the right of Parent Buyer or any of its Affiliates to terminate the employment of any Business Continuing Employee.

7.10         Taxes.

(a)           (i) The Seller Representative shall prepare or cause to be prepared, and timely file or cause to be timely filed (taking into account any valid extensions available under applicable Law), all Tax Returns for a Seller Group, and shall timely pay, or cause to be timely paid, all Taxes required to be paid by any Seller Group.  All Tax Returns for a Seller Group shall be prepared and filed in a manner consistent with the past procedures and practices and accounting methods of such Seller Group, except as required by applicable Law.  Within thirty (30) days after filing any such Tax Return for a Seller Group, the Seller Representative shall deliver to Parent Buyer a pro forma of such Tax Return reflecting any Company Entity included therein.

(ii)         Additionally, the Seller Representative shall prepare or cause to be prepared, all income Tax Returns required to be timely filed with respect to a Company Entity on a separate entity basis, to the extent available under applicable Law, for a taxable period ending on or before the Closing Date or a Straddle Period.  All such Tax Returns shall be prepared in a manner consistent with past procedures and practices and accounting methods, except as required by applicable Law.  The Seller Representative shall provide a copy of such Tax Return to Parent Buyer, including any supporting information reasonably requested by Parent Buyer at least thirty (30) days prior to the due date (taking into account any extensions) for Parent Buyer’s review and approval (which shall not be unreasonably withheld, conditioned or delayed), and shall consider in good faith any reasonable comments from Parent Buyer to such Tax Returns that are submitted to the Seller Representative at least five (5) days prior to the applicable due date for filing such Tax Return.  Upon the completion of any Tax Return in accordance with this Section 7.10(a)(ii), the Seller Representative shall, at least two (2) Business Days prior to the applicable due date for filing, pay to Parent Buyer, on behalf of the Seller Parties, any Taxes shown thereon to be due and owing (in the case of a Tax Return for a taxable period ending on or before the Closing Date) or the portion of the Taxes allocable to the Pre-Closing Tax Period as determined under Section 7.10(e) (in the case of a Tax Return for a Straddle Period), except  to the extent taken into account in the final determination of the Purchase Price pursuant to Section 2.5.  Parent Buyer shall timely file any Tax Return completed in accordance with this Section 7.10(a)(ii).  Notwithstanding any information provided or reasonably requested, the Parties agree that all rights and remedies pursuant to Section 2.5 shall remain in effect.

(b)         Except as required by applicable Law or with the consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Parent Buyer and its Affiliates shall not, and Parent Buyer and its Affiliates shall not permit the Company Entities to, (i) file or amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency relating to a Pre-Closing Tax Period, (iii) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (iv) make or initiate any voluntary contact with a Taxing Authority regarding any Pre-Closing Tax Period, or (v) take any action outside the ordinary course of business that would result in any increase in Taxes attributable to a Pre-Closing Tax Period (as determined pursuant to Section 7.10(e)) imposed on income includible pursuant to Section 951 or 951A of the Code or Treasury Regulations Section 1.245-5 (but only to the extent that Parent Buyer and its Affiliates, as applicable, do not make an election under Section 338(g) of the Code in connection with the acquisition of such Company Entity).  Notwithstanding anything to the contrary set forth in this Agreement, Parent Buyer and its Affiliates shall be permitted to make elections under Section 338(g) of the Code (and any similar or corresponding elections available under state or local Tax Law) with respect to any Company Entity that is treated as a non-U.S. corporation for U.S. federal income tax purposes, and shall inform the Seller Representative within ninety (90) days after the Closing Date of those Company Entities with respect to which such elections shall be made.  The Seller Representative on behalf of the Seller Parties shall assist in the making of any such elections to the extent reasonably requested by Parent Buyer.

(c)          (i) In the event of any claim, audit, examination, administrative or court proceeding (a “Tax Proceeding”) relating to any Seller Group, the Seller Representative shall have sole control over the conduct and settlement of such Tax Proceeding, and shall timely pay, or cause to be timely paid, all Taxes required to be paid by such Seller Group with respect to such Tax Proceeding;

(ii)          In event of any Tax Proceeding that may result in a claim by Parent Buyer or any of its Affiliates for Indemnified Taxes and that does not relate to an affiliated, consolidated, combined or unitary group of Parent Buyer or any of its Affiliates, the Seller Representative, or its designee, shall, to the extent permitted under applicable Law, have the right to participate in the defense thereof reasonably to the extent of the issue(s) that would give rise to a claim for Indemnified Taxes and to employ counsel, at the Seller Representative’s own expense, separate from the counsel employed by Parent Buyer, if any, to represent the interests of the Company Entities in such a Tax Proceeding; provided that Parent Buyer or any of its Affiliates shall not consent to the entry of any judgment, or settle, compromise or discharge any claim at issue, in such Tax  Proceeding, in each case to the extent of the issue(s) that would give rise to a claim for Indemnified Taxes, without the prior written consent of the Seller Representative (which shall not be unreasonably withheld, conditioned or delayed).  Parent Buyer shall and shall cause its Affiliates (including the Company Entities) to promptly notify the Seller Representative in writing upon receiving written notice from any Taxing Authority of the commencement of any Tax Proceeding that would give rise to a claim for Indemnified Taxes; provided, however, that any failure or delay to give the Seller Representative such notice shall not relieve the Seller Parties of their indemnity obligations hereunder except to the extent that the Seller Parties were materially prejudiced thereby.  In connection with any Tax Proceeding subject to this Section 7.10(c)(ii), Parent Buyer shall, and shall cause its applicable Affiliates (including the Company Entities) to, take all action reasonably requested by the Seller Representative on behalf of the Seller Parties to the extent necessary (including providing a power of attorney) to enable the Seller Representative to exercise its rights as set forth in this Section 7.10(c)(ii);

(d)           The parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns, any audit, litigation or other Action with respect to Taxes and the computation and verification of any amounts paid or payable under this Section 7.10 (including any supporting work papers, schedules and documents).

(e)          To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes within a Straddle Period, the portion of such Taxes from any such Straddle Period that are allocated to the Pre-Closing Tax Period will be determined as follows: (i) in the case of any real property, personal property, ad valorem and similar Taxes (collectively, “Property Taxes”), the amount of such Property Taxes attributable to the Pre-Closing Tax Period of such Straddle Period will be deemed to be the amount of such Property Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period; and (ii) in the case of any income Taxes or any other Taxes that are not Property Taxes (including any Taxes imposed on income includible pursuant to Section 951 or 951A of the Code or Treasury Regulations Section 1.245-5 that is attributable to a Company Entity for which Parent Buyer and its Affiliates decline to make an election under Section 338(g) of the Code), the amount of any such Taxes attributable to the Pre-Closing Tax Period of such Straddle Period will be computed based on the interim closing of the books as of and including the Closing Date (and for such purpose, the Tax period of any applicable pass-through entity (including any controlled foreign corporation for U.S. federal income Tax purposes) for applicable Tax purposes shall be deemed to close at such time).  Without limiting the generality of the foregoing, the parties hereto further agree that any income Tax deduction of a Company Entity attributable to items included in Company Debt, Selling Expenses or Working Capital will be, to the extent supportable at a “more likely than not” or higher standard of confidence, taken into account in the portion of a Straddle Period ending on the Closing Date or in a Tax Return with respect to a Seller Group.

(f)           Parent Buyer on behalf of Buyers, on the one hand, and the Seller Representative on behalf of the Seller Parties, on the other, shall each pay and be responsible for 50% of any Transfer Taxes; provided that Parent Buyer shall pay or cause to be paid, and shall indemnify and hold the Seller Parties harmless against, 100% of any real estate transfer tax (Grunderwerbsteuer) imposed under the Laws of Germany with respect to the indirect transfer of German real estate in accordance with this Agreement.  The Seller Representative agrees to cooperate with Parent Buyer in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.  Any refunds received with respect to Transfer Taxes shall be allocated between Parent Buyer on behalf of Buyers, on the one hand, and the Seller Representative on behalf of the Seller Parties, on the other, in the same manner in which liability for the payment of Transfer Taxes is allocated.

(g)          The parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of the Company Entities for all Tax purposes.

(h)          The Seller Parties shall cause any and all existing Tax sharing or allocation agreements between any Company Entity, on the one hand, and any Seller Party or an Affiliate that is not a Company Entity, on the other, to be terminated as of the Closing Date, and any such Tax sharing or allocation agreement shall have no effect thereafter.

(i)           With respect the transfer of the Equity Interests in GGB Heilbronn from EnPro German Holdco to the applicable Buyer, the following additional provisions shall apply:

(i)          EnPro German Holdco and GGB Heilbronn entered into a profit and loss pooling agreement on 22/24 July, 2009 (the “German PLPA”).  According to clause 3.3 of the German PLPA, it can be terminated by either party for cause (aus wichtigem Grund), if EnPro German Holdco no longer has control over GGB Heilbronn.  The Seller Parties shall procure that EnPro German Holdco will effectively terminate the German PLPA on the Closing Date by reference to said clause promptly after the transfer of the equity interests in GGB Heilbronn to the applicable Buyer (or an assignee thereof) with immediate effect.  The parties shall do everything necessary to ensure that the termination of the German PLPA is recorded in the relevant commercial register without undue delay after the Closing Date.

(ii)          Any amount owed pursuant to Section 302 of the German Stock Corporation Act (Aktiengesetz – “AktG”), or any provision under the German PLPA, by EnPro German Holdco vis à vis GGB Heilbronn, for the period from January 1, 2022 until the termination of the German PLPA takes effect (the “PLPA Transitional Period”) (such claim, together with any accrued interest thereon, a “PLPA Loss Compensation Claim”) shall be settled by EnPro German Holdco by way of actual payment in cash to GGB Heilbronn in compliance with German Tax Law.  EnPro German Holdco herewith waives any claims vis à vis GGB Heilbronn for any amount owed pursuant to Section 301 AktG, or any provision under the German PLPA, by GGB Heilbronn for the PLPA Transitional Period.  In any event, all cash payments are to be made within three (3) Business Days after the Seller Representative and Parent Buyer have been provided with the interim balance sheet to be prepared in accordance with German Law as of the date the termination of the German PLPA takes effect.

(iii)        Concurrently (Zug um Zug) with the settlement by EnPro German Holdco of a PLPA Loss Compensation Claim pursuant to Section 7.10(i)(ii), the applicable Buyer shall reimburse EnPro German Holdco by way of actual payment in cash in an amount equal to the amount of the PLPA Loss Compensation Claim settled by EnPro German Holdco unless such claim or reimbursement is included as a current asset of the Business in Working Capital.

(iv)        The applicable Buyer shall indemnify EnPro German Holdco in case any collateral EnPro German Holdco is obliged to provide under Section 303 of AktG results in any payments to be made to creditors of GGB Heilbronn, to the extent that the obligation to provide collateral relates to the claim of a creditor.

(v)        The parties agree that the Tax group for German corporate income Tax and trade Tax purposes (ertragsteuerliche Organschaft) (the “German Tax Group”) with EnPro German Holdco, as the German Tax Group parent, and GGB Heilbronn is terminated effective as of December 31, 2021 as a result of the transactions contemplated under this Agreement.

(vi)         The parties hereto agree that the currently existing Tax group for VAT purposes between EnPro German Holdco and GGB Heilbronn will end as of the Closing, and the parties shall cooperate in good faith to protect the recognition of such Tax group until the Closing.  To the extent that EnPro German HoldCo is entitled to a deduction or refund of input VAT (including any subsequent adjustments) in connection with supplies and services provided to GGB Heilbronn prior to the Closing but not yet invoiced, Parent Buyer shall procure on behalf of GGB Heilbronn that the Seller Representative is provided the relevant invoices, and the Seller Representative on behalf of EnPro German HoldCo shall refund the relevant VAT to Parent Buyer or GGB Heilbronn.  Accordingly, Parent Buyer shall procure that GGB Heilbronn informs the Seller Representative of supplies and services which GGB Heilbronn has provided prior to or on the Closing Date but has not yet invoiced.  Any VAT payable by EnPro German HoldCo to the appropriate taxing authorities in connection with such supplies and services for periods prior to the Closing (including any subsequent adjustments) shall be borne by Parent Buyer, and the appropriate amount shall be refunded by Parent Buyer to the Seller Representative or EnPro German HoldCo (to the extent invoiced to and collected from the respective counterparty).  After the Closing, these provisions shall supersede and replace any and all VAT allocation agreements in place or otherwise practiced between EnPro German HoldCo and GGB Heilbronn.

(j)        To the extent not included in the calculations of Working Capital or otherwise specifically identified as an increase to the Purchase Price, the Seller Representative (on behalf of any of the Seller Parties) shall be entitled to any Tax refunds (or credits in lieu of refunds) (net of the reasonable third-party costs and expenses of Parent Buyer and its Affiliates in respect of the receipt or accrual of such refund or credit, to the extent not otherwise paid or reimbursed by the Seller Parties, including any Taxes resulting therefrom) that are received by Parent Buyer or the Company Entities and are attributable to Taxes paid by the Company Entities with respect to any Pre-Closing Tax Period.  Parent Buyer or an Affiliate of Buyer shall pay over to the Seller Representative (on behalf of any of the Seller Parties), or otherwise as directed by the Seller Representative, any such refund (or credit in lieu of refund) within ten (10) Business Days (or as soon as reasonably practicable thereafter) after receipt of such refund (or credit in lieu of such refund).  After the Closing, Parent Buyer shall, upon the reasonable written request of the Seller Representative, cause the Company Entities to work in good faith and use their commercially reasonable efforts to diligently prosecute any Tax refund claims in order to obtain any such Tax refunds or credits that Parent Buyer reasonably determines are available under applicable Tax Law.  For the avoidance of doubt, any such Tax refund claims shall include Austrian Withholding Tax Refunds (net of any amounts paid or incurred by Parent Buyer as a result of the Seller Representative’s choice of local counsel or representative to file, pursue, or take any action with respect to such refund or claim).  Notwithstanding anything in this Agreement to the contrary, in the event that any Tax refund (or credit) claim subject to this Section 7.10(j) is subsequently determined by any Taxing Authority to be less than the amount paid by Parent Buyer or any its Affiliates to (or as directed by) the Seller Representative, the Seller Representative (on behalf of the Seller Parties) shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refunds (or credits) owed to a Taxing Authority) to Parent Buyer.

(k)        To the extent that any obligation or responsibility pursuant to this Section 7.10 may overlap with any other obligation or responsibility pursuant to this Agreement, the provisions of this Section 7.10 shall govern.  Any claims for Indemnified Taxes by Buyer Parent or its Affiliates shall survive for a period equal to the applicable statute of limitations plus sixty (60) days (taking into account any extensions obtained under applicable Law).

7.11         Third Party Consents.  The Seller Representative and Parent Buyer shall cooperate in good faith in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties described on Schedule 4.3; provided that, in any event, the Seller Parties shall use reasonable best efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, any and all Consents with respect to the Contracts set forth on Schedule 7.11, in each case, in form and substance reasonably acceptable to Parent Buyer in its reasonable discretion (and executed counterparts to such Consents shall be delivered to Parent Buyer reasonably promptly after receipt thereof), and Buyers shall cooperate with the Seller Parties and provide information (as reasonably requested or required by the applicable third parties in connection with obtaining all such Consents); provided, further, that neither any Company Entity nor any Seller Party shall be obligated to pay any consideration or offer to grant, or agree to, any financial or other accommodation to any Person from whom any such Consent is requested.

7.12         Intercompany Obligations.  Seller Parties will take or cause to be taken such actions and make or cause to be made such payments as may be necessary, in each case, in good-faith consultation with Buyer (including giving Buyer a reasonable opportunity to review and provide comments for the Seller Parties’ consideration on the principal documentation to be executed in connection therewith) and in a manner that has no adverse Tax consequences (including the loss or reduction of net operating loss carryforwards) on Buyer or any of its Affiliates (including the Company Entities) so that, as of the Effective Time, there will be no Intercompany Obligations between the Company Entities on the one hand, and Seller Parties or their Affiliates (other than the Company Entities) on the other hand (other than pursuant to any agreements executed in connection with this Agreement and the transactions contemplated hereby).

7.13         Non-Competition; Non-Solicitation.

(a)           For a period of three (3) years from and after the Closing (the “Restricted Period”), each Seller Party agrees that it shall not, and shall cause its Affiliates not to directly or indirectly, engage in any Restricted Business in the Restricted Territory in any capacity, including as a partner, shareholder, member, investor, agent trustee, lender, employee or consultant. Notwithstanding the foregoing, nothing contained herein shall be construed to prevent a Seller Party or any Affiliate of a Seller Party from (i) passively investing in the capital stock of any Person that is listed on a national securities exchange or traded in the over-the-counter market so long as such Seller Party or Affiliate does not own more than 5% of the equity of such Person, (ii) continuing to operate any existing business conducted by any Seller Party or its Affiliates (other than the Company Entities) as of the Closing Date, or (iii) acquiring and operating any New Business, so long as, within twelve (12) months after the consummation of the acquisition of the New Business, (x) the Seller Parties or their Affiliates sign a definitive agreement to dispose, and subsequently disposes, of the relevant portion of the business or equity securities of the New Business that violates this Section 7.13 (provided, that such twelve- (12-) month period shall be extended by an additional six (6) months, if, at the end of such twelve- (12-) month period, all regulatory or Governmental Authority approvals for such disposition shall not have been obtained, all required notices with Governmental Authorities shall not have been filed or made, or all applicable waiting periods imposed by applicable Governmental Authorities necessary to consummate such disposition shall not have expired or been terminated), or (y) at the expiration of such twelve- (12-) month period, the New Business no longer violates this Section 7.13. Notwithstanding the foregoing, neither the Seller Parties nor their Affiliates shall be required to dispose of any assets or securities of a New Business if the business activity thereof that would otherwise violate this Section 7.13 does not account for more than the greater of (x) 15% of the revenues of the New Business or (y) $10,000,000 in revenues (in each case based on its latest annual financial statements prior to the consummation of such acquisition). Notwithstanding the foregoing, if following the date hereof, EnPro Industries, Inc. is acquired through a merger, tender offer, exchange offer, share exchange, consolidation, or similar transaction by any third party Person (the “EnPro Acquirer”), the EnPro Acquirer and its Subsidiaries (excluding EnPro Industries, Inc. and its Subsidiaries) shall not be subject to, or restricted by, this Section 7.13.

(b)           During the Restricted Period, each Seller Party will not, and will cause its Affiliates not to, solicit, induce or attempt to solicit or induce, directly or indirectly, (i) any customer, supplier or other business relation of the Business to terminate its usage of or provision of products, supplies or services to Parent Buyer and its Affiliates (including the Company Entities), and (ii) any employee of the Company Entities to leave the employ of the Company Entities, or directly or indirectly hire any such employee; provided that nothing in clause (ii) will prohibit any Person from (A) using general solicitations (including through search firms or general news or media outlets) not targeted at employees of the Company Entities or (B) soliciting or hiring (x) any employee of the Company Entities who is terminated by the Company Entities or (y) any employee of the Company Entities who has terminated his or her employment with the Company Entities and has not been employed by any Company Entity or Parent Buyer or any of its Affiliates for at least one hundred eighty (180) days after such termination occurred.  Notwithstanding the foregoing, nothing in this Section 7.13(b) shall restrict or prohibit the Seller Parties or their Affiliates from communicating with or soliciting any customer, supplier or other business relation of the Company Entities for business purposes unrelated to the Business.

(c)          After the Closing Date, each Seller Party will not, and will cause its Affiliates not to, directly or indirectly, adopt, use, register or attempt to register any other name, Domain Name, word, mark, design or logo associated with any goods and/or services or otherwise that incorporate the name/term “GGB,” “GGbearings” “DU,” “DP4,” “DX,” “DS,” “HI-EX,” “EP,” “SY,” “HPMB,” “GAR-MAX” “TriboShield” or “TriboMate”, or any derivative of any of the foregoing or other name/term confusingly similar thereto.

(d)          During the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, senior management of each Seller Party will not and will cause senior management of its Affiliates not to, and such management shall direct their employees not to, make any statement disparaging the Company Entities, or their respective officers, directors, and employees or any product or service offered by the Company Entities as of the Closing Date.  Nothing in this Section 7.13 shall restrict or prohibit the Seller Parties from providing truthful information or testimony as may be required by Law or defense of any Action or claim.

(e)         Each Seller Party, on behalf of itself and its Affiliates, acknowledges and agrees that (i) that the duration and the scope of its covenants and agreements contained in this Section 7.13 are fair, reasonable and necessary to preserve the goodwill and proprietary rights of Buyers, the Company Entities and their Affiliates from and after the Closing and (ii) that each Seller Party, on behalf of itself and its Affiliates, is entering into the covenants and agreements contained in this Section 7.13 in contemplation of, and consideration for, the transactions contemplated by this Agreement (including the payment of proceeds for Sold Equity Interests, as of the immediately prior to the Closing, owned directly by the applicable Seller Party).  Each Seller Party, on behalf of itself and its Affiliates, further acknowledges and agrees that any breach of its obligations in this Section 7.13 may result in irreparable damage to Buyers, the Company Entities and their Affiliates from and after the Closing, which may not be compensated by monetary damages alone.  Therefore, in addition to all other legal or equitable remedies that may be available to Buyers, the Company Entities and their Affiliates from and after the Closing for any breach of this Section 7.13, each Seller Party, on behalf of itself and its Affiliates, acknowledges and agrees that Buyers, the Company Entities and their Affiliates from and after the Closing shall be entitled to seek equitable relief, including an injunction enjoining any breach or threatened breach and specific performance of this Section 7.13(e), as a remedy for any such breach, and each Seller Party, on behalf of itself and its Affiliates, further waives any requirements for the securing or posting of any bond in connection with any such remedy.  If any provision contained in this Section 7.13 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 7.13, but Section 7.13 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

7.14         Exclusive Dealings.  From and after the date hereof through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller Parties shall not take, nor shall the Seller Parties cause or permit any of their respective Affiliates or representatives to take, any action to encourage, initiate, continue or engage in discussions or negotiations with, enter into any agreement with, or provide any information to, any Person (other than Buyers, their Affiliates and their respective representatives) concerning any proposal or offer for, whether in one transaction or series of transactions (a) any purchase, transfer or other disposition or business combination or similar transaction of any Company Entity’s equity interests to such Person; (b) any merger, consolidation, share exchange or other business combination or similar transaction involving any Company Entity, any sale of all or a material portion of the assets of the Company Entities or any similar transaction involving the Company Entities (other than assets sold in accordance with Section 7.1(c)); (c) any liquidation, dissolution or similar transaction with respect to any Company Entity; or (d) any transaction or series of transactions that are similar in substance, purpose or effect to any of the transactions described in the immediately preceding subclauses.

7.15         Transitional Use of Retained Names.  Within six (6) months following the Closing, Parent Buyer will cause the Retained Names to be removed from all existing public-facing physical assets, content and materials in any media in Buyers’ or the Company Entities’ possession or control, in each case, other than references to the transactions contemplated by this Agreement solely as permitted hereunder.  Notwithstanding the foregoing, after the Closing, Buyers and the Company Entities shall have the right to sell inventory existing as of the Closing Date and to use stationery, packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials, in each case, existing as of the Closing Date, bearing any Retained Names until the earlier of (i) six (6) months after the Closing Date and (ii) the date such existing inventory and materials are exhausted. Notwithstanding the foregoing, the parties acknowledge that historical accounts of the history of the Company Entities may reference the name Glacier Garlock Bearings, including in searches on the internet and any such use shall not be deemed to violate this covenant as long as the Company Entities do not market or sell products or otherwise use trade names with the word “Garlock” or something confusingly similar thereto.

7.16         Industrial Site Recovery Act Covenant.

(a)          Except as otherwise specified in this Section 7.16, the Seller Parties shall, at their sole cost and expense, fully comply with any ISRA and SRRA Requirements currently existing or that are triggered by this Agreement or the transactions contemplated hereby, including with respect to any related audit that may be conducted by NJDEP (the “Seller Parties’ ISRA Compliance”).  The Seller Parties’ ISRA Compliance shall be limited to Hazardous Materials that were Released as of or prior to the Closing Date at, in, on, under or from the Owned Real Property in New Jersey (the “Pre-Closing Contamination”).  In the course of undertaking the Seller Parties’ ISRA Compliance, the Seller Parties may determine that the use of Engineering Controls and Institutional Controls is necessary at the Owned Real Property to reduce the expense of Seller Parties’ ISRA Compliance. Any Engineering Controls and Institutional Controls at the Owned Real Property in New Jersey shall be limited to: the maintenance of pavement, building slabs, landscaping, or other surfaces as a cap; operation of vapor mitigation systems installed at Seller Parties’ sole cost and expense; a prohibition on the use of groundwater; a prohibition on residential use of the Owned Real Property; ongoing groundwater monitoring for purposes of monitored natural attenuation; and the recording of a Deed Notice containing such restrictions and obligations on the use of the Owned Real Property.  Parent Buyer agrees that, upon Parent Buyer’s approval, which shall not be unreasonably withheld, Seller may, at Seller’s sole cost and expense, (i) record a Deed Notice and further amendments thereto documenting the use of such Institutional Controls and/or Engineering Controls; and (ii) establish a groundwater Classification Exception Area (“CEA”) on the Owned Real Property, provided that Parent Buyer may withhold (in its sole discretion) its approval of any Institutional Controls, Engineering Controls, CEAs or any other land use covenants or restrictions that would materially interfere with the use of, and structures existing at, the Owned Real Property that is consistent with uses occurring as of, or in the two (2) years prior to, the Closing Date, including with respect to structures existing at the Owned Real Properties as of the Closing Date.

(b)          Without limiting the generality of the foregoing, the Seller Parties will (i) retain the services of a “Licensed Site Remediation Professional” or “LSRP,” each as defined in the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq., (“SRRA”) subject to the prior written approval of Parent Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) prepare and submit in a timely manner all NJDEP-required forms, reports and other materials, (iii) except as set forth in Section 7.16(d), pay all fees and assessments required by NJDEP pursuant to ISRA or by any other state, county or local Governmental Body related to or arising from the ISRA compliance process, (iv) except as set forth in Section 7.16(d), obtain and maintain a remediation funding source, if necessary under ISRA, in the amount determined by the Seller Parties’ LSRP in accordance with applicable requirements, (v) except as set forth in Section 7.16(d), have Seller Representative identified as the person responsible for conducting remediation on any forms or other documents necessary to comply with ISRA, and (vi) except as set forth in Section 7.16(d), have Seller Representative identified on any remedial action permit issued by the NJDEP in connection with the Seller Parties’ ISRA Compliance as having the primary responsibility for permit compliance.

(c)         The Seller Parties’ obligation to achieve Seller Parties’ ISRA Compliance shall terminate for each of the Owned Real Properties in New Jersey thirty six (36) months following the  issuance by the Seller Parties’ LSRP of the final site-wide Response Action Outcome (“RAO”) for the relevant Owned Real Property as defined by the Administrative Requirements for the Remediation of Contaminated Sites (“ARRCS Rules”), N.J.A.C. 7:26C, et seq., or in the event such RAO is reopened or invalidated by NJDEP or rescinded or withdrawn by the LSRP within the thirty-six month (36) period following issuance of such RAO, thirty-six (36) months following the LSRP’s reissuance of an amended RAO, to the extent required for any areas of concern associated with Pre-Closing Contamination at the Owned Real Property that are either (i) identified in reports certified by the Seller Parties’ LSRP or (ii) the subject of a re-opener of such RAO within the thirty-six (36) month period following issuance of such RAO.  By way of clarification, if multiple RAOs are issued for a given Owned Real Property, which collectively address all of the areas of concern requiring RAOs, the Seller Parties’ ISRA Compliance obligations shall terminate thirty-six (36) months following issuance of the last such RAO.  Such RAOs may be in the form of Unrestricted Use RAOs, Limited Restricted Use RAOs, and/or Restricted Use RAOs as described in the NJDEP Model Response Action Outcome Document (Appendix D to the ARRCS Rule) and applicable NJDEP guidance on the issuance of RAOs.  The Seller Parties shall be responsible to perform all actions necessary to obtain such RAOs, including obtaining a remedial action permit from NJDEP and, except as set forth in Section 7.16(d), establishing any financial assurance required as a condition to the issuance of any remedial action permit.

(d)          Should the Seller Parties satisfy Seller Parties’ ISRA Compliance through issuance of Limited Restricted Use RAOs or Restricted Use RAOs, then following issuance of such RAOs, Parent Buyer shall cause GGB LLC or another Buyer entity to assume responsibility at its sole cost and expense for operation and maintenance of Engineering Controls, compliance with Institutional Controls, monitoring of groundwater pursuant to a CEA, abandonment of monitoring wells and biennial certifications required to maintain such RAOs and compliance with the terms of any relevant remedial action permit for Engineering Controls, Institutional Controls or a CEA (collectively “Post-RAO Care”).  As part of these Post-RAO Care obligations, Parent Buyer shall cause GGB LLC or another Buyer entity to  (i) be designated on any remedial action permit as the permittee with primary responsibility for post-RAO remedial action permit compliance, (ii) assume responsibility following issuance of the relevant RAO to maintain any financial assurance required as a condition to issuance of any remedial action permit and (iii) assume responsibility for  any post-RAO annual or other fees associated with a remedial action permit. Notwithstanding the forgoing, Seller Parties shall be responsible for all costs and expenses arising out of any claim by any Governmental Authority regarding the manner or scope of any and all activities taken or implemented by Seller Parties (or any LSRP, consultant or contractor retained by Seller Parties) at or with respect to each of the Owned Real Properties in New Jersey in order to achieve such RAO (including a claim resulting in a re-opener of such RAO) for a period of thirty-six (36) months from the issuance of the RAO for any environmental condition for which Seller Parties are obligated to achieve Seller Parties’ ISRA Compliance, such thirty-six (36) month period to run separately with respect to each such RAO. Notwithstanding anything to the contrary in this Agreement, in the event any RAO is reopened or invalidated by NJDEP or rescinded or withdrawn by the LSRP within the thirty-six (36) month period following issuance of such RAO, Seller Parties’ ISRA Compliance obligations shall continue until the LSRP’s reissuance of an amended RAO and for a period of thirty-six (36) months following such issuance. However, Seller Parties shall not have any responsibility for any increase in the cost of Seller Parties’ ISRA Compliance due to any claim described in this Section 7.9(d) to the extent such claim arises out of an act or a change in the use or configuration of structures at the Owned Real Properties following the Closing or due to Post-Closing Contamination or the failure of Parent Buyer to satisfy its Post-RAO Care obligations that triggers additional ISRA obligations beyond those that would have been required without such change in use or configuration, Post-Closing Contamination or failure to satisfy Post-RAO Care obligations.

(e)         At least fifteen (15) Business Days prior to any filing with NJDEP, the Seller Representative will provide to Parent Buyer for its review and approval, which approval will not be unreasonably withheld, conditioned or delayed, drafts of all submissions related to the Sellers Parties’ ISRA Compliance, and the Seller Representative and the LSRP shall incorporate Parent Buyer’s reasonable comments.  The Seller Representative will keep Parent Buyer informed of its progress in achieving the Seller Parties’ ISRA Compliance by sending to Parent Buyer copies of all material correspondence with and final submissions to NJDEP.

(f)        At least fifteen (15) Business Days prior to conducting any of Seller Parties’ ISRA Compliance work at any of the Owned Real Properties, the Seller Representative will provide to Parent Buyer for its review and approval, which approval will not be unreasonably withheld, conditioned or delayed, written drafts of scopes of work, and the Seller Representative and the LSRP shall incorporate Parent Buyer’s reasonable comments. Parent Buyer shall have the right, at its sole discretion, to have a representative present to observe any or all activities on the Owned Real Property related to the Seller Parties’ ISRA Compliance and take split samples at Parent Buyer’s cost and expense.

(g)          Seller Parties, Parent Buyer and GGB, LLC shall enter into a separate access agreement prior to Seller Parties conducting any Seller Parties’ ISRA Compliance work at the Owned Real Property following Closing.

(h)          The Seller Parties shall not be required to remediate or otherwise address any Release of Hazardous Materials at, on, under or from any Owned Real Property to the extent occurring first after the Closing Date (“Post-Closing Contamination”), provided such Release of Hazardous Materials after the Closing Date was not caused by Seller Parties, such obligations being the sole responsibility of Parent Buyer, and Parent Buyer shall comply with Environmental Law in addressing Post-Closing Contamination.

7.17        Restructuring.   To the extent not completed prior to the date of this Agreement, the Seller Representative shall not (and shall cause its Affiliates not to) make any changes to the Restructuring or any Restructuring Document that would be reasonably likely to result in any material liability or obligation to Parent Buyer or the Company Entities following the Closing without the prior written consent of Parent Buyer.

7.18         Restructuring; Misallocated Assets.

(a)          To the extent not completed prior to the date of this Agreement, the Seller Parties and the Company Entities shall complete the transfer of the China Stemco Business pursuant to the Restructuring and any other transaction contemplated by the Restructuring.

(b)          In the event that at any time, or from time to time after the Closing Date, any of the Seller Parties on the one hand or the Buyer Parties or the Company Entities on the other hand shall receive or otherwise possess any asset (including cash), or is liable for any liability, that in either case should belong to a Buyer Party or Company Entity or to a Seller Party, as applicable, pursuant to the Restructuring Documents, such Person shall promptly transfer,  or cause to be transferred,  such asset or liability to the Person so entitled thereto or liable therefor (and the relevant party shall cause the entitled person to accept such asset or assume such liability) for no further consideration than set forth in this Agreement. In furtherance of the foregoing, from and after the Closing, (i) the Buyer Parties shall return any assets that were intended pursuant to the Restructuring Documents to be transferred to an Affiliate of EnPro Holdings (other than any Company Entity) but were not so transferred prior to the Closing (such assets “Excluded Assets”), and to forward or remit to the Seller Parties any payments received by a Buyer Party or any of their Affiliates (including the Company Entities) on account of any Excluded Asset, and (ii) the Seller Parties shall return any assets (including any Intellectual Property) that were intended to be transferred to the Company Entities pursuant to the transactions contemplated by the Restructuring Documents (such assets, “Business Assets”) but were retained or are paid to a Seller Party or any of the Seller Parties’ Affiliates (whether through failure to transfer such assets out of the Seller Parties or otherwise), and to forward and remit to the Buyer Parties or their Affiliates (including the Company Entities) any payment on account of any Business Assets (including any accounts or notes receivable).   Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person.

(c)         Notwithstanding the generality of the foregoing, if following the Closing, GGB China is subject to a liability or obligation related to the period prior to the Closing that is unrelated to the Business and instead such liability relates to the China Stemco Business, upon written notice from Parent Buyer, the applicable Seller Party shall assume and thereafter be responsible to perform any such liability or obligation to the extent it applies to the China Stemco Business.  If, following Closing, the China Stemco Business is subject to a liability or obligation related to the period prior to the Closing that is unrelated to the business of the China Stemco Business but is instead related to the Business, then, upon notice from the Seller Representative, GGB China shall assume and thereafter be responsible to perform such liability or obligation to the extent it applies to the Business.

7.19        Environmental Insurance.  Prior to the Closing, Parent Buyer will reasonably cooperate, in good faith, with Seller Representative’s efforts to obtain one or more environmental liability insurance policies providing coverage for the Seller Parties with respect to the matters that are the subject of the indemnity in Section 10.2(a)(v) (“Environmental Indemnity Matters”), including by jointly working with their respective insurance brokers to contact underwriters and by negotiating coverage; provided, that the final decision of which insurance to purchase, if any, shall be made by the Seller Representative.  To the extent one or more environmental liability insurance policies purchased by or on behalf of the Seller Parties (or by the Seller Parties on behalf of Buyers) includes coverage for Environmental Indemnity Matters, (i) subject to Sections 10.5(b) and 10.5(c), Buyers will first seek to recover from and make claims against such policies for covered Losses arising from or related to Environmental Indemnity Matters, (ii) Parent Buyer and Seller Representative will actively collaborate, in good faith, in the pursuit of such insurance claims with the Seller Parties being responsible to reimburse Buyers for all reasonable related Losses incurred by Buyers as a result of such collaboration or in pursuit of such insurance claims, (iii) Buyers will pay to Seller Representative any amount recovered from Buyers’ insurers with respect to Environmental Indemnity Matters minus the amount of any indemnifiable Losses incurred by Buyers and not yet reimbursed by the Seller Parties relating to any such Environmental Indemnity Claims, and (iv) Buyer will not modify or amend such policy in a manner adverse to the Seller Parties without the Seller Representative’s prior written consent.   All premiums and other costs associated with insurance coverage for the Environmental Indemnity Matters, whether included in a Buyer insurance policy or a Seller insurance policy, will be paid by the Seller Parties. For the avoidance of doubt, Parent Buyer is not obligated to obtain any environmental liability insurance policy for the Buyer Parties.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1           Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)          (i) The representations and warranties of Buyers set forth in Article VI (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyers and (ii) the Fundamental Representations of Buyers set forth in Article VI shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)          Buyers shall have performed or complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c)          The applicable waiting periods, if any, under any antitrust or merger control Laws applicable to the consummation of the transactions contemplated herein will have expired or been terminated.

(d)        There shall not be in effect any provision of Law or Order by a Governmental Authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(e)           The transactions contemplated by the Restructuring shall have been completed in all material respects.

8.2           Conditions to Obligations of Buyers.  The obligation of Buyers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)          (i) The representations and warranties of the Seller Parties set forth in Article IV and Article V (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the Fundamental Representations of the Seller Parties set forth in Article IV and Article V shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)          The Seller Parties shall have performed or complied in all material respects with all obligations, covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c)          The applicable waiting periods, if any, under any antitrust or merger control Laws applicable to the consummation of the transactions contemplated herein will have expired or been terminated.

(d)        There shall not be in effect any provision of Law or Order by a Governmental Authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.

(e)          EnPro Lux shall have executed the Adherence Agreement as set forth on Exhibit G after having duly executed and served the Notice of Exercise of Put Option (as contemplated in the Put Option Agreement).

(f)           The transactions contemplated by the Restructuring shall have been completed in all material respects.

8.3          Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by, and subject to, Section 7.6.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1           Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Parent Buyer and Seller Representative;

(b)          by Parent Buyer or Seller Representative, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to March 5, 2023, or such later date, if any, as Parent Buyer and Seller Representative agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by the Termination Date;

(c)           by Parent Buyer or Seller Representative, upon written notice to the other, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which a Company Entity does business has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order or other action or such party is not in material compliance with its obligations under Section 7.6;

(d)         by Seller Representative, if (i) Buyers have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by Buyers, such that the closing condition set forth in Section 8.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyers contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within fifteen (15) days after receipt of written notice thereof or is incapable of being cured by Buyers by the Termination Date; or

(e)         by Parent Buyer, if (i) the Seller Parties have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Seller Parties contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within fifteen (15) days after receipt of written notice thereof or is incapable of being cured by the Seller Parties by the Termination Date.

9.2          Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.1 by either Parent Buyer or Seller Representative, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyers or the Seller Parties other than the provisions of Section 7.2(b), Section 7.2(c), Section 7.3, this Section 9.2, and Article XI, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for Fraud or for any pre-termination willful breach by such party of its covenants or agreements set forth in this Agreement.

ARTICLE X
REMEDIES

10.1         Survival.  For purposes of this Agreement:

(a)          Other than in the case of Fraud, the representations and warranties of the parties contained in this Agreement or any schedule, instrument or other document delivered or to be entered into pursuant to this Agreement shall not survive the Closing Date and shall terminate effective as of the Closing Date, such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect to such representations and warranties after the Closing Date.

(b)          Other than in the case of Fraud, the covenants and other agreements of the parties contained in this Agreement or any schedule, instrument or other document delivered or to be entered into pursuant to this Agreement to the extent contemplating or requiring performance by such party prior to the Effective Time, shall survive the Closing Date for a period of twelve (12) months after which period they shall terminate such that no claim for breach of any such covenant prior to the Closing, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect to such covenants after such survival period.

(c)          All other covenants and agreements contained in this Agreement or any schedule, instrument or other document delivered or to be entered into pursuant to this Agreement that contemplate performance or compliance thereof following the Closing (including, for the avoidance of doubt, the indemnification obligations under Section 10.2) will survive the Closing in accordance with their respective terms.

Notwithstanding the foregoing, any claim for indemnification asserted prior to the termination date of the applicable survival period will continue to survive if a written notice of a breach thereof shall have been timely given to the Indemnifying Party by the Indemnified Party on or prior to such termination date, until the related claim for indemnification is satisfied or otherwise resolved as provided in this Article X.

10.2         Indemnification Obligations.

(a)         From and after the Closing, the Seller Parties shall, jointly and severally, indemnify and hold harmless Buyers and their directors, employees, officers, and Affiliates (including the Company Entities) and their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses which any Buyer Indemnified Party suffers arising out of or in respect of:

(i)         any breach, violation, non-fulfillment or non-performance of any covenant, obligation or agreement of the Seller Parties in this Agreement or any schedule, instrument or other document delivered or to be entered into pursuant to this Agreement;

(ii)          any Selling Expenses, but only to the extent not taken into account and resolved in the final determination of Selling Expenses pursuant to Section 2.5;

(iii)          Indemnified Taxes;

(iv)          any indemnification obligations or alleged indemnification obligations contained in any Contract related to any Divestiture;

(v)        (A) the presence, Release or threatened Release of any Hazardous Materials existing as of prior to the Closing at, in, on, under or from any real property, other than the Real Property, formerly owned, leased, operated or occupied by any Company Entity, their current or former Affiliates or any of their predecessors in connection with the Business prior to the Closing (each, a “Former Facility”), (B) the transportation, disposal, treatment, storage or recycling (or arrangement for any of the foregoing) of any Hazardous Material or waste containing any Hazardous Material generated at any Former Facility by or on behalf of any of the Company Entities, their current or former Affiliates or any of their predecessors at or to any location other than the Real Property prior to the Closing or (C) any natural resource damage claims, Governmental Authority actions, citizen suits, third party bodily injury claims, any third party property damage claims and other Actions, Orders or demands related to, associated with, caused by, or arising from the actions, conditions or circumstances described in subparts (A) and (B) of this clause (v);

(vi)        (A) ownership of the Former Subsidiaries by the Company Entities prior to the Closing or the activities or operations of the Former Subsidiaries undertaken prior to the Closing and (B) the operation of the China Stemco Business by GGB China arising or related to the period prior to the Closing; and

(vii)         the matters set forth on Schedule 10.2(a).

(b)         From and after the Closing, Buyers shall, jointly and severally, indemnify and hold harmless the Seller Parties and their directors, employees, officers, and Affiliates and their respective successors and permitted assigns (the “Seller Indemnified Parties”) from, against and in respect of any and all Losses which any Seller Indemnified Party suffers arising out of or incurred as a result of any breach, violation, non-fulfillment or non-performance of any covenant, obligation or agreement of Buyers in this Agreement or any schedule, instrument or other document delivered or to be entered into pursuant to this Agreement.

10.3          Limitations and Additional Matters.

(a)           Other than in the case of any act of Fraud, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 10.2 shall not exceed the aggregate amount of net proceeds actually received by the Seller Parties pursuant to this Agreement.

(b)         No Indemnified Party shall be entitled to recover for any amounts in respect of, and “Losses” for purposes of such claims shall not be deemed to include, exemplary or punitive damages except to the extent actually awarded to a Third Person.

(c)           The Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Losses; provided, however, that the “commercially reasonable efforts” standard set forth in this Section 10.3 shall not require any Indemnified Party to initiate any litigation, mediation, arbitration or other Action, including against any insurers.  Buyer shall, in response to the assertion of any Third Person Claim against Buyers which is (i) an Asbestos Claim that is not a Foreign Asbestos Claim or (ii) a Foreign Asbestos Claim that is asserted in a lawsuit in the United States, promptly provide written notice to such Third Person (with a copy to the Seller Representative) of the Asbestos Channeling Injunction (as defined in the Joint Plan) and that the Settlement Facility (as defined in the Joint Plan) has assumed liabilities for Asbestos Claims of Asbestos Protected Parties (as defined in the Joint Plan), the Seller Parties and the Company Entities, and direct such Third Person to make such claim to the Settlement Facility.  Such notice shall be in addition to any notice required to be provided to Seller Representative hereunder.

(d)           To the extent an Indemnified Party has been indemnified for indemnifiable Losses hereunder and at any time thereafter such Indemnified Party recovers all or a portion of such Losses from a third party other than the Indemnifying Party, the Indemnified Party that made such recovery shall promptly refund the Indemnifying Party the amount paid to the Indemnified Party by the Indemnifying Party with respect to such indemnified Losses (net of any fees and expenses incurred by the Indemnified Party in recovery and net of any increases in insurance premiums attributable to such claims) up to the lesser of the amount recovered from the third party (net of any fees and expenses incurred by the Indemnified Party in recovery and net of any increases in insurance premiums attributable to such claims) and the amount of indemnified Losses paid to such Indemnified Party by the Indemnifying Party in respect of such matter.

(e)          In no event shall the Seller Parties have any obligation to indemnify the Buyer Indemnified Parties in respect of any indemnifiable Losses to the extent such indemnifiable Losses have already been taken into account in calculating the Purchase Price (as finally adjusted pursuant to Section 2.5).  The intention of this provision is to avoid double-counting of indemnifiable Losses to the extent that a payment or credit with respect thereto has already been accounted for in the calculation of the Purchase Price (as finally adjusted pursuant to Section 2.5).

(f)           For all Tax and other purposes, all indemnification payments under this Agreement shall be treated by the parties as adjustments to the Purchase Price unless, and then solely to the extent, otherwise permitted by applicable Law.

(g)          Notwithstanding anything herein to the contrary, none of the limitations set forth in this Article X shall apply to any claim for indemnification that arises or results from Fraud.

10.4         Direct Claims.  In the event that Parent Buyer seeks indemnification on behalf of a Buyer Indemnified Party, or Seller Representative seeks indemnification on behalf of a Seller Indemnified Party, in each case, on account of an indemnifiable Loss that does not result from a Third Person Claim (a “Direct Claim”), such party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount (or a reasonable estimate thereof), to the extent known, of the Direct Claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to timely give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby.  Subject to the terms hereof, the Indemnifying Party shall, within forty-five (45) days of receipt of a notice pursuant to this Section 10.4, either pay the amount of any valid Direct Claim or deliver written notice to the Indemnified Party disputing such claim in whole or in part.  In cases where the Indemnifying Party disputes a Direct Claim, the Indemnified Party shall promptly consult in good faith with the Indemnifying Party in an effort to resolve the dispute.  If any such dispute cannot be resolved by the Indemnified Party and the Indemnifying Party within thirty (30) days, the Indemnified Party may seek to enforce its rights under this Article X as set forth in this Agreement.

10.5         Right to Contest Claims of Third Persons.

(a)          If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than a Buyer Indemnified Party or a Seller Indemnified Party (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to timely give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby.  Except as otherwise provided in this Section 10.5, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) delivered within thirty (30) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to commence investigating, contesting and/or settling the claim alleged by such Third Person (a “Third Person Claim”).  The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is, on the advice of counsel, necessary to avoid a conflict of interest, in which case the reasonable costs of such representation shall be at the expense of the Indemnifying Party.  Unless and until the Indemnifying Party provides the Defense Notice, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense.  In the event that the Indemnifying Party shall fail to give the Defense Notice within said 30 day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim (provided, that it shall obtain the prior written consent of the Indemnifying Party to any settlement for which indemnification will be sought hereunder, which consent shall not be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party will reasonably cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing and (iv) the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.  The parties shall make available to each other all reasonably relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

(b)          In the event any Buyer Indemnified Party is entitled to seek indemnification pursuant to Section 10.2(a)(v) (an “Environmental Claim”), the Buyer Indemnified Party shall give the Indemnifying Party reasonably prompt notice of the Environmental Claim after such Environmental Claim is actually known to the Buyer Indemnified Party and one or more Seller Parties shall assume the defense of such Environmental Claim. A Defense Notice shall not be required with respect to an Environmental Claim and the Seller Parties may commence defending, investigating, contesting and/or settling the Environmental Claim immediately upon notice of such Environmental Claim; provided that, for the avoidance of doubt, the obligations of an Indemnifying Party pursuant to Section 10.5(c) shall apply to the Seller Parties mutatis mutandis; provided further, that no Buyer Indemnified Party shall have the right to assume and control defense of the matter, except as provided in Section 10.5(d).

(c)          In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Person Claim within thirty (30) days after receipt thereof and thereby elects to conduct the defense of the subject claim or in the event of an Environmental Claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, (iii) the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing and (iv) the Indemnifying Party must conduct the defense of the Third Person Claim with reasonable diligence.  In such an event, the Indemnifying Party will not settle the subject claim or consent to the entry of any judgment without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless (x) there is no finding or admission of any violation of Law or any Lien on any property of the Indemnified Party, or any sanction or injunction of, restriction upon the conduct of any business by or other equitable relief upon the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, in which cases the consent of the Indemnified Party shall not be required.  The Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent when such consent is required hereunder.

(d)          Notwithstanding anything to the contrary contained in this Section 10.5, the Indemnifying Party shall not be entitled to control, but may participate in (with counsel of its choosing, at its own expense), and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim to the extent such claim (i) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) involves criminal allegations against the Indemnified Party, (iii) if unsuccessful, would reasonably be expected to materially exceed the amount set forth in Section 10.3(a), as mutually determined by the Indemnifying Party and the Indemnified Party, or (iv) subject to clause (iii) above, imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  In such event, the Indemnifying Party will still be subject to its obligations hereunder, and the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

10.6         Exclusive Remedy.

(a)          From and after the Closing, other than in the case of Fraud, the sole and exclusive remedy of Buyers and their Affiliates (including the Company Entities from and after the Closing Date) and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Buyer Parties”) for any claim (made before, at, or after the Closing Date) related to, based upon, or in connection with a breach of any representation or warranty by the Seller Parties contained in this Agreement or any schedule, instrument or other document delivered or entered into pursuant to this Agreement shall be to make a claim against its R&W Policy (if any), and Parent Buyer, on behalf of itself and the other Buyers, acknowledges and agrees that the Seller Parties and their Affiliates and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns (collectively, the “Seller Party Persons”) shall not have any direct or indirect Losses of any kind or nature whatsoever under this Agreement or any schedule, instrument or other document delivered or entered into pursuant to this Agreement related to, based upon, or in connection with a breach of a representation or warranty.  The parties agree that, other than in the case of Fraud, from and after the Closing, the sole and exclusive remedies of the parties hereto for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement or any schedule, instrument or other document delivered or to be entered into pursuant to this Agreement or the transactions contemplated hereby or thereby (other than claims of, or causes of action arising from, Fraud) are the parties’ contractual rights under Article X and Section 11.13 of this Agreement and the rights of Buyers under any R&W Policy.

(b)         Parent Buyer, on behalf of itself and the other Buyer Parties, acknowledges and agrees that, from and after the Effective Time, except for any rights or obligations under this Agreement or any schedule, instrument or other document delivered or entered into pursuant to this Agreement or in the case of Fraud, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any of the Seller Parties or any of its Affiliates relating to the operation of the Company Entities, or the Business or relating to the subject matter of this Agreement, any schedule, instrument or other document delivered or entered into in connection with this Agreement, and the transactions contemplated hereby and thereby, whether arising under, or based upon, any federal, state, local or foreign Law (including common law, and including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, are hereby irrevocably waived by the Buyer Parties in their capacity as such.  Furthermore, without limiting the generality of the other provisions of this Article X, no claim (other than claims in respect of any rights or obligations under this Agreement or any schedule, instrument or other document delivered or entered into pursuant to this Agreement and subject to the limitations set forth in this Agreement) shall be brought or maintained by, or on behalf of, any Buyer or any other Buyer Party against any Seller Party Person, and no recourse shall be sought or granted against any Seller Party Person, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants or agreements of the Seller Parties or any other Seller Party Person set forth or contained in this Agreement or any schedule, instrument or other document delivered under this Agreement, the subject matter of this Agreement, the schedules, instruments or other documents delivered or executed hereunder and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the Company Entities or the Business, any of their respective assets, or any actions or omissions at, or prior to, the Closing Date.

10.7         R&W Policy.

(a)         In the event Parent Buyer or any of its Affiliates obtains a representation and warranty insurance policy in respect of the representations and warranties contained in this Agreement (such policy, a “R&W Policy”): (i) Parent Buyer shall cause the R&W Policy to expressly exclude rights of subrogation against the Seller Parties, other than rights of subrogation against the Seller Parties with respect to claims of, or causes of action arising from, Fraud, (ii) Parent  Buyer will not permit the R&W Policy to be terminated, nor to be amended or modified in a manner adverse to the Seller Parties, nor will Parent Buyer waive or permit to be waived any right under the R&W Policy in a manner adverse to the Seller Parties and (iii) Parent Buyer shall cause the Seller Parties and their Non-Recourse Parties to be intended third party beneficiaries of such R&W Policy.  For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing sentence, neither Parent Buyer nor any of its Affiliates is required to obtain a R&W Policy.

(b)          No Buyer shall be entitled to recover against the Seller Parties for any Loss arising solely as a result of any non-issuance, termination, expiration, amendment and/or modification of, or the denial of any claim by the insurer for any reason or no reason under, any R&W Policy.  All premiums and other costs associated with any R&W Policy will be paid by Buyers.

ARTICLE XI
MISCELLANEOUS AND GENERAL

11.1         Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of the Seller Parties or, to the extent incurred prior to the Closing, the Company Entities (including all Selling Expenses), by the Seller Parties, and in the case of Buyers, by Parent Buyer.

11.2         Seller Representative.

(a)          Each Seller Party hereby irrevocably constitutes and appoints the Seller Representative as such Seller Party’s exclusive agent and attorney-in-fact.  Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller Party and its successors and assigns, to (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered on behalf of the Seller Parties in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims or demands under this Agreement, (iv) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Seller Parties in connection with this Agreement, (vii) make any determinations and settle any matters in connection with the adjustments to the Purchase Price contemplated herein, and (viii) deduct, hold back and/or redirect any funds which may be payable to any Seller Party pursuant to the terms of this Agreement, or any agreements or documents executed and delivered in connection herewith in order to pay, or establish a reserve for, (A) any amount that may be payable by such Seller Party hereunder or (B) any costs, fees, expenses and other liabilities incurred by the Seller Representative (in its capacity as such) in connection with this Agreement or its rights or obligations hereunder.  The Seller Representative shall act for the Seller Parties on all of the matters set forth in this Agreement and any schedule, instrument or other document delivered or to be entered into pursuant to this Agreement in the manner the Seller Representative believes to be in the best interest of the Seller Parties.  All decisions and actions by the Seller Representative made in accordance with the authority granted to it hereunder shall be binding upon each of the Seller Parties, and no Seller Party shall have any right to object, dissent, protest or otherwise contest the same.  For the avoidance of doubt, Buyers shall be entitled to rely on the acts, to the extent authorized hereunder, of the Seller Representative and to assume that the Seller Representative acted in the best interests of the Seller Parties in connection therewith, and Buyers and the Company Entities (after the Closing) shall have no liability or responsibility whatever or under any circumstances for any act or omission of the Seller Representative.

(b)          Such agency may be changed by the Seller Representative from time to time upon not less than five (5) days prior written notice to Parent Buyer.  The Seller Representative, or any successor hereafter appointed, may resign at any time by written notice to Parent Buyer.  A successor Seller Representative will be named by a majority vote of the Seller Parties.  All power, authority, rights and privileges conferred in this Agreement to the Seller Representative will apply to any successor Seller Representative.  Neither the removal of, nor the appointment of a successor to, the Seller Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Seller Representative, which shall continue to be effective and binding on the Seller Parties.

(c)           The Seller Representative will not be liable to the Seller Parties for any act done or omitted under this Agreement or any agreements or documents executed and delivered in connection herewith as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.  Parent Buyer, on behalf of itself and the other Buyers, agrees that no Buyer will look to the assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Company Entities (pre-Closing) or the Seller Parties.  In performing any of its duties under this Agreement or any agreements or documents executed and delivered in connection herewith, the Seller Representative will not be liable to the Seller Parties for any Losses that such Person may incur as a result of any act, or failure to act, by the Seller Representative under this Agreement or any agreements or documents executed and delivered in connection herewith, and the Seller Representative will be indemnified and held harmless by the Seller Parties for all Losses, except to the extent that the actions or omissions of the Seller Representative constituted gross negligence or willful misconduct.  The limitation of liability provisions of this Section 11.2(c) will survive the termination of this Agreement and the resignation of the Seller Representative.

11.3       Parent Buyer as Buyer Representative.  Each Subsidiary Buyer hereby irrevocably constitutes and appoints Parent Buyer as such Buyer’s exclusive agent and attorney-in-fact.  Without limiting the generality of the foregoing, Parent Buyer has full power and authority, on behalf of each Buyer and its successors and assigns, to (a) interpret the terms and provisions of this Agreement and the documents to be executed and delivered on behalf of Buyers in connection herewith, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (c) receive service of process in connection with any claims or demands under this Agreement, (d) agree to, negotiate and enter into settlements and compromises of, assume the defense of claims and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Parent Buyer for the accomplishment of the foregoing, (e) give and receive notices and communications, (f) take all actions necessary or appropriate in the judgment of Parent Buyer on behalf of Buyers in connection with this Agreement, and (g) make any determinations and settle any matters in connection with the adjustments to the Purchase Price contemplated herein.  Parent Buyer shall act for Buyers on all of the matters set forth in this Agreement and any schedule, instrument or other document delivered or to be entered into pursuant to this Agreement in the manner Parent Buyer believes to be in the best interest of Buyers.  All decisions and actions by Parent Buyer made in accordance with the authority granted to it hereunder shall be binding upon each Buyer, and no Subsidiary Buyer shall have any right to object, dissent, protest or otherwise contest the same.  For the avoidance of doubt, the Seller Parties shall be entitled to rely on the acts, to the extent authorized hereunder, of Parent Buyer and to assume that Parent Buyer acted in the best interests of Buyers in connection therewith, and the Seller Parties shall have no liability or responsibility whatever or under any circumstances for any act or omission of Parent Buyer acting in its capacity as representative of Buyers.

11.4        Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party without the prior written consent of the other parties hereto; provided that Parent Buyer may assign all or any portion of any Subsidiary Buyer’s rights hereunder to any other Subsidiary of Buyer, and no such assignment shall relieve such Subsidiary Buyer of any of its obligations under this Agreement.

11.5        Third Party Beneficiaries.  Except as set forth in Section 10.2(a) and Section 10.6, each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

11.6        Further Assurances.  The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each party hereto shall cooperate with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

11.7         Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by electronic mail, (b) delivered in person, (c) mailed by first class registered or certified mail, postage prepaid, or (d) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Parent Buyer or any other Buyer:

The Timken Company
4500 Mt. Pleasant St. NW
Mail Code WHQ-01
North Canton, Ohio 44720
Attention:  General Counsel
Email:  general.counsel@timken.com

with copies (which shall not constitute notice) to:

Jones Day
250 Vesey Street
New York, NY 10281
Attention:  James P. Dougherty
Email:  jpdougherty@jonesday.com

and

Jones Day
901 Lakeside Avenue
Cleveland, OH 44114
Attention:  Erin de la Mare
Email:  esdelamare@jonesday.com

If to the Seller Parties:
EnPro Holdings, Inc.
c/o EnPro Industries, Inc.
5605 Carnegie Blvd, Suite 500
Charlotte, NC 28209-4674
Attention:  Michael Walker and Ellick Clark
Email:  Michael.walker@enproindustries.com and
ellick.clark@enproindustries.com

with a copy (which shall not constitute notice) to:

Robinson, Bradshaw & Hinson, P.A.
101 N Tryon Street, Suite 1900
Charlotte, NC 28246
Attention: Kelly Luongo Loving
Email: kloving@robinsonbradshaw.com

or to such other address with respect to a party as such party notifies the other in writing as above provided.  Each such notice or communication will be effective (i) if given by electronic mail, when electronic evidence of receipt is received or (ii) if given by any other means specified in the first sentence of this Section 11.7, upon delivery or refusal of delivery at the address specified in this Section 11.7.

11.8         Complete Agreement.  This Agreement and the Disclosure Schedules, annexes, and exhibits hereto and the other documents delivered or entered into by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

11.9         Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.10       Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by Seller Representative and Parent Buyer.

11.11     Governing Law.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware, United States of America applicable to contracts made and wholly performed within such State, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

11.12     Consent to Jurisdiction and Service of Process.  Except for the matters to be decided by the Arbitration Firm, the parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, in each case, in respect of the interpretation and enforcement of the provisions of this Agreement and the other agreements or documents executed and delivered in connection herewith and any dispute or controversy related to the transactions contemplated hereby and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and the other agreements or documents executed and delivered in connection herewith or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.  Service of process with respect thereto may be made upon Parent Buyer or Seller Representative by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.7.

11.13       Enforcement of Agreement.  The parties hereto agree that irreparable damage may occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.

11.14      Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11.16      Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” When reference is made in this Agreement to an Annex, Article, Section, Exhibit or Schedule, such reference shall be to an Annex, Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.  To the extent that any documents or other materials were present in the online Datasite data room titled “Janus” maintained by BofA Securities, Inc. for the purposes of the transactions contemplated by this Agreement by 6 PM Eastern Time on September 2, 2022, such documents or other materials shall be deemed “provided” and “made available” (and all similar phrases used herein that mean such) to Buyers and their advisors and representatives for all purposes of this Agreement.

11.17      Counterparts.  This Agreement may be executed in two or more counterparts (including counterparts transmitted in .pdf or similar format or any electronic signature complying with the ESIGN Act of 2000, e.g., www.docusign.com), each of which will be deemed an original but all of which will constitute but one instrument.

11.18       Representation of Seller Parties and their Affiliates.  Parent Buyer agrees, on its own behalf and on behalf of the Buyer Parties, that, following the Closing, Robinson, Bradshaw & Hinson, P.A. (“RBH”) and Bird & Bird LLP (together with RBH, “Seller Counsel”) may serve as counsel to Seller Parties and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Seller Counsel prior to the Closing of the Company Entities.  Parent Buyer, on its own behalf and on behalf of the other Buyers, and the Company Entities hereby (a) waive any claim they have or may have that Seller Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Buyers or the Company Entities and the Seller Parties or any of their Affiliates, Seller Counsel may represent the Seller Parties or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyers or the Company Entities and even though Seller Counsel may have represented the Company Entities in a matter substantially related to such dispute.  Parent Buyer represents that Parent Buyer’s own attorney has explained and helped Parent Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Seller Counsel, and Parent Buyer’s consent (on behalf of itself and the other Buyers) with respect to this waiver is fully informed.  Buyers and the Company Entities also further agree that, as to all communications made before the Closing among Seller Counsel and the Company Entities and Seller Parties or any of the Seller Parties’ Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller Parties and may be controlled by the Seller Parties and will not pass to or be claimed by Buyers or the Company Entities.  In addition, all of the client files and records in the possession of Seller Counsel related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Seller Parties, and the Company Entities shall not retain any copies of such records or have any access to them.  Notwithstanding the foregoing, in the event that a dispute arises between Buyers or the Company Entities and a third party other than a party to this Agreement after the Closing, the Company Entities may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Counsel to such third party; provided, however, that the Company Entities may not waive such privilege without the prior written consent of Seller Representative.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Seller Parties and Buyers have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.

SELLER PARTIES:

ENPRO HOLDINGS, INC.

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Vice President and Secretary

ENPRO LUXEMBOURG HOLDING COMPANY S.A.R.L.

By:	/s/ Christopher J. Ravenberg
Name:	Christopher J. Ravenberg
Title:	Class A. Manager

ENPRO GERMAN HOLDING GMBH

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Managing Director

GARLOCK GMBH

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Managing Director

By:	/s/ Robert S. McLean
Name:	Robert S. McLean
Title:	Director

Signature Page to Equity Purchase Agreement

PARENT BUYER:

THE TIMKEN COMPANY

By:	/s/ Philip D. Fracassa
Name:	Philip D. Fracassa
Title:	Executive Vice President, CFO

GERMAN BUYER:

GROENEVELD-BEKA GMBH

By:	/s Andreas Roellgen
Name:	Andreas Roellgen
Title:	Managing Director

FRENCH BUYER:

GROENEVELD-BEKA FRANCE SARL

By:	/s/ Teresa L. Wilson
Name:	Teresa L. Wilson
Title:	Director

EURO BUYER:

TIMKEN EUROPE B.V.

By:	/s/ Teresa L. Wilson
Name:	Teresa L. Wilson
Title:	Director A

By:	/s/ Johannes Jacobus van Boxtel
Name:	Johannes Jacobus van Boxtel
Title:	Director B

Signature Page to Equity Purchase Agreement

ANNEX I

DEFINITIONS

For purposes of this Agreement:

“Accounting Principles” means the methodologies, adjustments, assumptions, policies and procedures set forth on Annex II.

“Accounts Receivable” has the meaning set forth in Section 4.4(e).

“Action” means any suit, legal proceeding, criminal prosecution, administrative enforcement, civil, criminal or appellate proceeding or arbitration proceeding by or before any Governmental Authority.

“Adjustment Amount” has the meaning set forth in Section 2.5(d)(i).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Annual Financial Statements” has the meaning set forth in Section 4.4(a).

“Arbitration Firm” means an independent, nationally or regionally recognized accounting firm mutually agreeable to the parties.

“ARRCS Rules” has the meaning set forth in Section 7.16(c).

“Asset Allocation Statement” has the meaning set forth in Section 2.6.

“AktG” has the meaning set forth in Section 7.10(i)(ii).

“Austrian Withholding Tax Refunds” shall mean any and all withholding or similar Taxes imposed on any distribution, dividend or similar transaction between GGB Austria and its shareholder, GGB U.S. Holdco (or its predecessor, successor or Affiliate) prior to the Closing and for which a refund made directly to (or in lieu of such refund, a credit against the Taxes of) GGB Austria is available equal to the maximum portion of such withholding or similar Taxes (including such Austrian Withholding Tax Refund in the amount of EUR 1,400,000 already filed with the appropriate Tax Authority in Austria).

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Base Purchase Price” means $305,000,000.

“Business” has the meaning set forth in the recitals.

“Business Continuing Employees” has the meaning set forth in Section 7.9(a).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which the Federal Reserve Bank of New York is closed.

“Business Employee” has the meaning set forth in Section 4.17(b).

“Buyer” or “Buyers” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 7.9(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Parties” has the meaning set forth in Section 10.6(a).

“Buyer’s FSA Plan” has the meaning set forth in Section 4.12(f).

“CARES Act and COVID Relief Programs” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the Paycheck Protection Program Flexibility Act, any rules, regulations or published interpretations of the U.S. Small Business Association or the U.S. Department of the Treasury or any other Law providing employers any benefit in connection with the COVID-19 pandemic.

“Cash” means, as of the time in question, all cash and cash equivalents of the Company Entities, determined in accordance with GAAP, excluding, without duplication, (a) all issued but uncashed checks issued by the Company Entities and (b) any cash or cash equivalents in excess of $1,000,000 held in an account in Brazil and including all deposits received by the Company Entities and not yet cleared, calculated in accordance with the Accounting Principles and the sample illustration of Cash set forth on Exhibit A to Annex II hereof.

“CEA” has the meaning set forth in Section 7.16(a).

“China Leases” has the meaning set forth in Section 3.1(i).

“China Stemco Business” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means Cash as of immediately prior to the Closing.

“Closing Certificate” has the meaning set forth in Section 2.3.

“Closing Company Debt” means the aggregate amount of the Company Debt outstanding immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payments” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coltec Singapore” has the meaning set forth in the preamble.

“Company Debt” means, without duplication, all liabilities of the Company Entities for:  (a) the unpaid principal amount of, and accrued interest on, and all other amounts payable in respect of, any indebtedness for borrowed money; (b) other amounts owed under any credit agreement or facility, as well as all other obligations evidenced by a note, bond, debenture, mortgages or similar instrument; (c) obligations with respect to any drawn letters of credit, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements; (d) any capital lease obligations, synthetic lease obligations and sale leaseback obligations, determined in accordance with GAAP; (e) all obligations for deferred purchase price of property or services, including contingent or “earn-out” payments (but not trade payables in the ordinary course of business); (f) liabilities in connection with declared but unpaid dividends of the Company Entities, (g) payables, notes or amounts owing to any Seller Party or their respective Affiliates (for the avoidance of doubt, excluding the Company Entities); (h) any net pension liabilities of the Company Entities or any other liabilities associated with an underfunded Employee Plan administered by the Company Entities; (i) any accrued employee jubilee or similar payments; (j) unpaid workers’ compensation claims reported prior to the Closing (which the parties agree shall be retained and paid by the Seller Parties); (k) accrued restructuring and severance liabilities; (l) accrued environmental reserves (other than those in respect of the real property formerly occupied by the Company Entities at Dieuze, France); (m) accrued group insurance; (n) Taxes of, imposed on or otherwise payable by any Company Entity after the Closing that would not have been payable by the Company Entity after the Closing but for the deferral of such Taxes pursuant to the CARES Act and COVID Relief Programs; (o) any liabilities or obligations for severance or termination payments resulting from or related to  the New Shanghai Employer, the New UK Employer or the New Singapore Employer recognizing the prior service with the Shanghai Employer, the UK Employer or the Singapore Employer of any Transitioned Shanghai Business Employees, Transitioned UK Business Employees or Transitioned Singapore Business Employees in accordance with Buyers obligations under Section 7.9(b), provided that the amount of such liability included in Company Debt shall be capped at $350,000; (p) any guaranty of the type of obligations described in (a)-(o) above; and (q) all interest, fees, premiums, penalties and/or other amounts due in respect of any of the foregoing.  For clarity, Closing Debt shall not include any items included in the calculation of Working Capital as of the Closing Date.  Closing Debt shall be calculated consistent with the Accounting Principles and the illustration of Closing Debt included on Exhibit A of Annex II hereof.

“Company Entity” or “Company Entities” has the meaning set forth in the recitals.

“Company Entity Plans” has the meaning set forth in Section 4.12(a).

“Company Intellectual Property” means all Intellectual Property owned by the Company Entities.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consent” means any consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Contracts” means all legally binding, written or oral contracts, leases, licenses and other agreements (including any amendments and other modifications thereto) but excluding any purchase orders entered into in the ordinary course of business to which any Company Entity is a party that are in effect on the date of this Agreement).

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company Entities or (ii) which together with the Company Entities is treated as a single employer under Section 414(b) or (c) of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works, which include literary works, and any other original works of authorship fixed in any tangible medium of expression; databases, data collections and rights therein, software, website content; rights to compilations, collective works and derivative works of any of the foregoing and moral rights or economic rights in any of the foregoing; and registrations and applications for registration for any of the foregoing.

“Deed Notice” shall have the meaning ascribed to it in N.J.A.C. 7:26C-13.

“Defense Notice” has the meaning set forth in Section 10.5(a).

“Designated Buyers Exhibit” has the meaning set forth in Section 2.1.

“Direct Claim” has the meaning set forth in Section 10.4.

“Disclosure Schedules” means the disclosure schedules delivered by or on behalf of the Company Entities prior to or concurrently with the execution and delivery of this Agreement.

“Divestitures” means all pending (as of the date of this Agreement) or completed divestitures, sales, transfers, spin-offs or other dispositions of any business, Subsidiary or division of any Company Entity by any Company Entity since December 31, 2016.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Employee Plans” has the meaning set forth in Section 4.12(a).

“EnPro German Holdco” has the meaning set forth in the preamble.

“EnPro Holdings” has the meaning set forth in the preamble.

“EnPro Lux” has the meaning set forth in the preamble.

“Engineering Controls” shall have the meaning ascribed to it in N.J.A.C. 7:26C-1.3 and N.J.A.C. 7:26E-1.8.

“Environment” means soil, (surface and subsurface), streams, rivers, bays, ponds, impoundments, estuaries, or other surface water, groundwater, drinking water, land, stream sediments, natural resources, surface and subsurface strata, sewers and wastewater discharge systems and pipes and ambient and indoor air.

“Environmental Access Agreement” Has the meaning set forth in Section 3.1(k).

“Environmental Law” means all applicable Laws concerning pollution or protection of the Environment or human health and safety (to the extent concerning human exposure to Hazardous Materials), including all such Laws relating to the generation, processing, storage, use, distribution, presence, treatment, transportation, management, handling, production, manufacture, importation, exportation, sale, labeling, recycling, Release, investigation, removal or remediation of, or exposure of any Person to, any Hazardous Materials.

“Equity Interests” has the meaning set forth in the recitals.

“Equity Transfer Documents” has the meaning set forth in Section 3.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

 “Estimated Closing Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Company Cash” has the meaning set forth in Section 2.3(a).

“Estimated Closing Date Payment” had the meaning set forth in Section 2.4(c).

“Estimated Purchase Price” means (i) the Base Purchase Price, plus (ii) Estimated Closing Cash, plus (iii) any Estimated Working Capital Overage, minus (iv) the Closing Company Debt, minus (v) any Estimated Working Capital Underage, minus (vi) the Estimated Selling Expenses.

“Estimated Selling Expenses” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Overage” means the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital.

“Estimated Working Capital Underage” means the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.

“Euro Buyer” has the meaning set forth in the preamble.

“Final Closing Date Payment” means any payment made by Parent Buyer (on behalf of Buyers) pursuant to Section 2.5(d)(i)(A).

“Final Equity Allocation Statement” has the meaning set forth in Section 2.6.

“Final Statement” has the meaning set forth in Section 2.5(a).

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Former Subsidiaries” has the meaning set forth in the recitals.

“Fraud” means an intentional and knowing misrepresentation of material facts with intent to deceive with respect to the making of the representations and warranties by such Person pursuant to Article IV or Article V or any certificate to be delivered pursuant to this Agreement, in each case as determined in accordance with the Laws of the State of Delaware.

“French Buyer” has the meaning set forth in the preamble.

“Fundamental Representations” means, collectively, the representations and warranties in Section 4.1(a) (Organization), Section 4.1(c) (Authority), Section 4.2 (Capitalization; Subsidiaries), Section 4.19(b) (Conduct of Business), Section 4.27 (No Brokers), Section 5.1 (Organization), Section 5.2 (Authority), Section 6.1(a) (Organization and Standing), Section 6.2 (Authority; Validity and Effect) and Section 6.9 (No Brokers).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Garlock Germany” has the meaning set forth in the preamble.

“General Enforceability Exceptions” means applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“German Buyer” has the meaning set forth in the preamble.

“German Tax Group” has the meaning set forth in Section 7.10(i)(v).

“German PLPA” has the meaning set forth in Section 7.10(i)(i).

“GGB Austria” has the meaning set forth in the recitals.

“GGB Brazil” has the meaning set forth in the recitals.

“GGB China” has the meaning set forth in the recitals.

“GGB France” has the meaning set forth in the recitals.

“GGB Heilbronn” has the meaning set forth in the recitals.

“GGB India” has the meaning set forth in the recitals.

“GGB Italy” has the meaning set forth in the recitals.

“GGB LLC” has the meaning set forth in the recitals.

“GGB Newco” has the meaning set forth in the recitals.

“GGB Real Estate” has the meaning set forth in the recitals.

“GGB Slovakia” has the meaning set forth in the recitals.

“GGB Switzerland” has the meaning set forth in the recitals.

“GGB U.S. Holdco” has the meaning set forth in the recitals.

“Government Contract” means any Contract, including a subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter Contract, or other similar written Contract of any kind, of one or more Company Entities, on the one hand, and (a) any Governmental Authority; or (b) any prime contractor of any Governmental Authority in its capacity as a prime contractor to any Governmental Authority.

“Governmental Authority” means any government or political subdivision, whether federal, state, provincial, local or foreign, or any agency of any such government or political subdivision, or any federal, state, provincial, local or foreign court or any quasi-governmental or private body exercising any regulatory or Taxing Authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Hazardous Material” means any material, substance or waste that is listed or defined as a “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant,” “toxic substance” or any other term of similar meaning and regulatory effect under any Environmental Law or that could otherwise give rise to Liability under any Environmental Law, including petroleum and petroleum-containing or derived materials, asbestos and asbestos-containing materials, per- or polyfluoralkyl substances, radiation and radioactive materials and polychlorinated biphenyls.

“Incidental IP Agreement” means any (a) nondisclosure agreement or Contract permitting the use of confidential information; (b) Contract pursuant to which current or former employees or contractors of any member of any Company Entity assign, or license Intellectual Property rights to (or waive such rights for the benefit of) of any Company Entity in the ordinary course of business; (c) Contract by which any Company Entity grants a nonexclusive  license in the ordinary course of business; (d) Contract containing a non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing agreement that includes a license to use trademarks or other rights for the purposes of advertising or providing products or services during the term of and in accordance with such agreement, or (ii) a Contract for the purchase or lease of a photocopier, computer, network equipment, mobile phone or other equipment that also contains a license of Intellectual Property; (e) shrink wrap, click-wrap, or browse-wrap Contract; (f) Contract for a non-exclusive license or terms of use that permits the use of generally available software, data or content requiring the payment of annual license fees to any vendor of less than $150,000; or (g) licenses that arise as a matter of law by implication as a result of sales of products and services by any of the Company Entities.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnified Taxes” means, without duplication, any (a) Taxes of, imposed on or otherwise payable by any Company Entity with respect to any Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date and for the avoidance of doubt any Taxes imposed on income includible pursuant to Section 951 or 951A of the Code or Treasury Regulations Section 1.245-5 that are attributable to the Pre-Closing Tax Period of any Straddle Period (but only to the extent that Parent Buyer and its Affiliates, as applicable, do not make an election under Section 338(g) of the Code in connection with the acquisition of such Company Entity), (b) Taxes of, imposed on or otherwise payable by any Company Entity under Treasury Regulation Section 1.1502-6 (or any similar or comparable provision of applicable state, local or foreign Tax Law), as a transferee or successor, by Contract (excluding any Contract or other agreement of which tax matters are not the principal subject matter), or otherwise, in each case, to the extent relating to a Tax group in existence, a Contract or other agreement entered into or a transaction or other matter that occurred prior to the Closing, (c) Taxes of, imposed on or otherwise payable by any Company Entity as a result of any transaction or other matter that occurred with respect to the Restructuring, (d) income Taxes of, imposed on or otherwise payable by any Company Entity in respect of any adjustment pursuant to Section 481 of the Code (or any similar or comparable provision of state, local or non-U.S. Tax Law) or any prepaid amount or deferred revenue that, in each case, accrued prior to the Closing but is required under applicable Law to be included in taxable income by any Company Entity after the Closing Date, and (e) Taxes of, imposed on or otherwise payable by any Company Entity after the Closing that would not have been payable by the Company Entity after the Closing but for the deferral of such Taxes pursuant to the CARES Act and COVID Relief Programs; provided, however, that Indemnified Taxes shall not include any Taxes to the extent taken into account in the Purchase Price as finally determined under Section 2.5 or to the extent otherwise paid by, for, or with respect to the Company Entities by the Seller Representative, the Seller Parties or their Affiliates prior to Closing, pursuant to this Agreement or under Section 7.10.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

“Institutional Control(s)” shall have the meaning ascribed to it in N.J.A.C. 7:26C-1.3 and N.J.A.C. 7:26E-1.8.

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets.

“Intercompany Obligations” means intercompany obligations or liabilities (including notes, accounts payable and cash advances and accounts receivable) between the Business, on the one hand, and the Seller Parties or their Affiliates, on the other hand.

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“IRS” has the meaning set forth in Section 4.12(b).

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.

“ISRA and SRRA Requirements” shall mean the obligations set forth in ISRA and SRRA, and all applicable or implementing rules, regulations, guidance and guidelines.

“Joint Plan” means that certain Modified Joint Plan of Reorganization of Garlock Sealing Technologies LLC, et al. and OldCo, LLC, Successor by Merger to Coltec Industries Inc dated May 20, 2016, as modified on June 21, 2016, July 29, 2016, December 2, 2016, April 3, 2017, May 14, 2017, May 19, 2017, June 8, 2017, and June 9, 2017, filed in the United States Bankruptcy Court for the Western District of North Carolina (Charlotte Division) and consummated and effective at 12:01 a.m. Eastern Time on July 31, 2017.

“Knowledge Group” means Chris Small, Mathias Senghaas, Bill Wolfe, David Campos,  Karin Gerhardt, Ron Angelillo, Benne Hutson and Kelly Keddie.

“Law” means any law, statute, code, ordinance, regulation, Order, common law, rule or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Liens” means any mortgage, lien, security interest, license, option, right of first refusal or first offer, easement, servitude, pledge or other similar encumbrance or other transfer restriction.

“Losses” means any losses, liabilities, damages, penalties, fines, settlement costs, costs, fees and expenses (including reasonable attorneys’ fees and costs of investigation and defense).

“Licensed Site Remediation Professional” or “LSRP” has the meaning set forth in Section 7.16(b).

“M&A Transactions” has the meaning set forth in Section 4.13(j).

“Material Adverse Effect” means, with respect to the Business or the Company Entities, as applicable, any effect, change, occurrence, event, circumstance or development (any such item, an “Effect”) that has a material adverse effect on (a) the business, results of operations or condition (financial or otherwise) of the Business, taken as a whole, or (b) on the ability of the Seller Parties to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder, but, in the case of clause (a), none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, such a material adverse effect:  any Effect (i) resulting from general economic, political, regulatory, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) affecting companies in the industries, markets or geographical areas in which the Company Entities conduct their business generally, (iii) resulting from the announcement or the public or industry knowledge of, this Agreement or the transactions contemplated hereby (provided that this clause (iii) shall not apply to any representation or warranty (or condition to the consummation of the Closing relating to such representation or warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby), (iv) resulting from any changes in applicable Laws or accounting rules or interpretations thereof, (v) resulting from any actions required by this Agreement to be taken by a Seller Party, (vi) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, including COVID-19, (vii) arising out of any action taken or omitted to be taken at the express written request of a Buyer, or (viii) arising out of, or resulting from or attributable to, any matter of which Buyers had knowledge on the date of this Agreement to the extent that it is disclosed on the Disclosure Schedules, unless, in the cases of clause (i), (ii), (iv) or (vi) above, to the extent that such changes have a materially disproportionate impact on the business, results of operations or condition (financial or otherwise) of the Business, taken as a whole, relative to other affected participants in the industries in which the Company Entities conduct the Business (in which case, only the incremental disproportionate impact shall be taken into account in determining whether there has been a Material Adverse Effect) or (c) in the case of Buyers, has a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder.

“Material Contracts” has the meaning set forth in Section 4.13.

“Material Permits” has the meaning set forth in Section 4.11

“New Business” means any Person or business that is acquired by or combined with any of the Seller Parties or their Affiliates, in each case, after the Closing Date, which Person or business includes business activity that would otherwise violate Section 7.13.

“New Shanghai Employer” means Timken (China) Investment Co., Ltd., a company limited by shares organized under the laws of the People’s Republic of China and an indirect wholly owned subsidiary of Parent Buyer.

“New Singapore Employer” means Timken Singapore Pte Ltd., a private company organized under the Laws of Singapore and an indirect wholly owned subsidiary of Parent Buyer.

“New UK Employer” means Timken UK Limited, a limited company organized under the Laws of the United Kingdom and an indirect wholly owned subsidiary of Parent Buyer.

“NJDEP” means the New Jersey Department of Environmental Protection and any applicable successor or renamed Governmental Authority.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree, writ or arbitration award of any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Parent Buyer” has the meaning set forth in the preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all applications for any of the foregoing.

“Performance Bonds” has the meaning set forth in Section 4.24.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens arising under or related to the Company Debt which are reflected or reserved against in the consolidated balance sheet of the Company Entities prepared in accordance with GAAP to the extent so reflected or reserved, (b) statutory Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable, and in the case of Taxes, assessments or other charges of Governmental Authorities, not yet delinquent, or being contested in good faith in appropriate Proceedings and for which adequate reserves have been established therefor in accordance with GAAP, (c) mechanics’, workmens’, landlords’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, (d) the Liens set forth on Schedule 1.1(a), (e) any license of Intellectual Property, (f) Liens arising under the Securities Act and applicable state securities laws or similar laws of foreign jurisdictions, and (g) with respect to the Real Property, Permitted Liens shall also include (i) any conditions that may be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (g) will, individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the Business as presently conducted.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, all information that identifies, relates to, describes, is reasonably capable of being associate with or could reasonably be linked to an individual.

“PLPA Loss Compensation Claim” has the meaning set forth in Section 7.10(i)(ii).

“PLPA Transitional Period” has the meaning set forth in Section 7.10(i)(ii).

“Post-Closing Contamination” has the meaning set forth in Section 7.16(h).

“Post-RAO Care” has the meaning set forth in Section 7.16(d).

“Pre-Closing Contamination” has the meaning set forth in Section 7.16(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Property Taxes” has the meaning set forth in Section 7.10(e).

“Purchase Price” means (i) the Estimated Purchase Price, plus (ii) any Adjustment Amount payable to Seller Representative, on behalf of the Seller Parties, minus (iii) any Adjustment Amount payable to Parent Buyer, on behalf of Buyers.

“Put Option Agreement” has the meaning set forth in the recitals.

“RAO” has the meaning set forth in Section 7.16(c).

“RBH” has the meaning set forth in Section 11.18.

“Real Property” means any and all interests in real property of the Company Entities, including the Owned Real Property, the Leased Real Property, any purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, leased, occupied or used by the Company Entities.

“Real Property Leases” has the meaning set forth in Section 4.7(b)

“Related Persons” has the meaning set forth in Section 4.23.

“Related Persons Contracts” has the meaning set forth in Section 4.23.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including the abandonment or discarding of barrels, containers or other receptacles containing any Hazardous Material).

“Restricted Business” means the Business as conducted by the Company Entities as of the Closing Date.

“Restricted Period” has the meaning set forth in Section 7.13(a).

“Restricted Territory” means any countries in which the Company Entities have conducted the Business in the twelve (12) months prior to the Closing Date.

“Restructuring” has the meaning set forth in the recitals.

“Restructuring Documents” has the meaning set forth in Section 4.26.

“Retained Names” means “EnPro” or “Garlock” or any derivative of the foregoing or any other name/term confusingly similar thereto.

“R&W Policy” has the meaning set forth in Section 10.7(a).

“Sanctioned Person” has the meaning set forth in Section 4.10(b).

“Seller Counsel” has the meaning set forth in Section 11.18.

“Seller Group” means (a) the affiliated group (as defined in Section 1504(a) of the Code) of which EnPro Holdings is the common parent, and (b) with respect to each state, local or foreign jurisdiction in which any Seller Party or any of its Affiliates files a consolidated, combined, unitary or similar Tax Return that includes any Company Entity, the group with respect to which such Tax Return is filed.

“Seller Parties” or “Seller Party” has the meaning set forth in the preamble.

“Seller Parties’ ISRA Compliance” has the meaning set forth in Section 7.16(a).

“Seller Party Persons” has the meaning set forth in Section 10.6(a).

“Seller Representative” has the meaning set forth in the preamble.

“Sellers’ FSA Plan” has the meaning set forth in Section 4.12(f).

“Sellers’ Knowledge” means the actual knowledge without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge) of the Knowledge Group.

“Sellers’ Welfare Plans” has the meaning set forth in Section 4.12(d).

“Selling Expenses” means (a) all of the fees, costs and expenses payable by or on behalf of the Company Entities to outside legal counsel, accountants, advisors, brokers and other third parties in connection with the consummation of the transactions contemplated by this Agreement and unpaid as of the Closing, whether or not accrued and whether billed or payable prior to, on or after the Closing, (b) change of control, transaction, retention or similar bonuses payable to employees of the Company Entities as a result of the transactions contemplated by this Agreement and unpaid by the Company Entities as of the Closing, (c) any severance or termination pay benefits owed by the Company Entities with respect to terminations of employment that occur on or prior to the Closing (other than with respect to any terminations occurring on the Closing Date at the request of Buyers), (d) any and all amounts that are or may otherwise become payable by any Company Entity in connection with the cash settlement of any awards granted under and/or with respect to any long-term incentive plan of the Seller Parties and their Affiliates (including the payment of any accrued dividend equivalents) (it being understood that it is the intention of the Parties that the Seller Parties will pay such liabilities following Closing), and (e) the employer portion of any employment, payroll, unemployment, or withholding Taxes payable related to items described under clauses (b), (c) and (d).  For the avoidance of doubt, the cost of any R&W Policy and the cost of any filing made in connection with foreign merger control Law filings is not a Selling Expense.  For clarity, Selling Expenses shall not include any items included in the calculation of Working Capital as of the Closing Date.

“Shanghai Business Employee” has the meaning set forth in Section 7.9(a)(i).

“Shanghai Employer” has the meaning set forth in Section 7.9(a)(i).

“Shanghai Employment Offer” has the meaning set forth in Section 7.9(a)(i).

“Singapore Business Employee” has the meaning set forth in Section 7.9(a)(iii).

“Singapore Employer” has the meaning set forth in Section 7.9(a)(iii).

“Singapore Employment Offer” has the meaning set forth in Section 7.9(a)(iii).

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed, such as databases and data collections.

“Sold Equity Interests” has the meaning set forth in the recitals.

“SRRA” has the meaning set forth in Section 7.16(b).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Subsidiary Buyers” or “Subsidiary Buyer” has the meaning set forth in the preamble.

“Target Working Capital” means $34,785,000.

“Tax” means (a) foreign, United States federal, state or local net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (real, personal or intangible), withholding, escheat, abandoned or unclaimed property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge (including any employment insurance benefits, social security and housing fund contributions or other employment related taxes, fees, penalties, assessments or charges imposed under the Laws of People’s Republic of China), together with any interest, penalties, additions to tax imposed by any Taxing Authority; (b) liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person; (c) liability for the payment of any amounts as a result of being a party to any tax allocation or sharing agreement or arrangement (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person; and (d) liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Proceeding” has the meaning set forth in Section 7.10(c).

“Tax Returns” means all Tax returns, statements, reports and forms (including any related or supporting information, any schedule or attachment thereto and any amendment or supplement thereof) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Person” has the meaning set forth in Section 10.5(a).

“Third Person Claim” has the meaning set forth in Section 10.5(a).

“Top Customers” has the meaning set forth in Section 4.21(a).

“Top Suppliers” has the meaning set forth in Section 4.21(b).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations of the foregoing (and the goodwill of the Business associated with each of the foregoing).

“Transfer Taxes” means any transfer, documentary, sales, use, value added, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transfer of the Sold Equity Interests pursuant to this Agreement.

“Transition Services Agreement” has the meaning set forth in Section 3.1(j).

“Transitioned Shanghai Business Employees” has the meaning set forth in Section 7.9(a)(i).

“Transitioned Singapore Business Employees” has the meaning set forth in Section 7.9(a)(iii).

“Transitioned U.K. Business Employees” has the meaning set forth in Section 7.9(a)(ii).

“Tribochem Portugal” has the meaning set forth in the recitals.

“U.S. Business Continuing Employees” has the meaning set forth in Section 4.12(f).

“U.K. Business Employee” has the meaning set forth in Section 7.9(a)(ii).

“U.K. Employer” has the meaning set forth in Section 7.9(a)(ii).

“U.K. Employment Offer” has the meaning set forth in Section 7.9(a)(ii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the current assets of the Business less the current liabilities of the Business calculated in accordance with the Accounting Principles (including the example Working Capital Calculation set forth on Annex II hereof, the “Illustration of Working Capital”); provided, that (i) no amount of Cash shall be included as a current asset, (ii) no amount of the Company Debt shall be included as a current liability, and (iii) no amount of the Selling Expenses shall be included as a current liability.  For purposes of clarification, only current assets and current liabilities included in the Illustration of Working Capital shall be included in any calculation of Working Capital for purposes of this Agreement.

Annex II

Illustration of Net Working Capital, Cash and Company Debt and Accounting Principles

The Working Capital, Cash and Company Debt for the Closing Statement (and each of the components thereof) (the “Calculations”) will be calculated in accordance with the Agreed Accounting Principles.

Part I – Agreed Accounting Principles

The Agreed Accounting Principles shall mean:

(i) the accounting principles, policies, procedures and categorizations set forth in Part II of this Exhibit A (the “Specific Policies”); and

(ii) to the extent not inconsistent with paragraph (i), US GAAP consistently applied using the accounting principles, policies, procedures, categorizations, asset recognition bases, methods, practices and techniques (including in respect of the exercise of management judgment) as were applied by the Company Entities in the preparation of the unaudited consolidated balance sheet of the Company Entities, as of June 30, 2022 (the “Balance Sheet”).

For the avoidance of doubt, paragraph (i) shall take precedence over paragraph (ii).

Capitalized terms used in this Exhibit A without a separate definition shall have the respective meanings given to them in the Agreement.

Part II - Specific Policies

1.	The Calculations shall:

a.	not include any purchase accounting arising out of the consummation of the transactions contemplated by this Agreement;

b.	be based only on facts, circumstances, and evidence of conditions as they exist as of the Closing;

c.	exclude the effects of any act, decision or event occurring on or after Closing;

d.	be prepared on the basis that the Company is a going concern;

e.	shall exclude the effect of change of control or ownership of the Company;

f.	shall exclude the effects of any post-Closing reorganizations or the post-Closing decisions, actions, intentions, or obligations of Purchasers or their Affiliates;

g.	shall exclude any financing undertaken by Purchasers or their Affiliates or at the direction of Purchasers or their Affiliates; and

h.	shall be prepared in U.S. Dollars using the daily exchange rate published by Bloomberg data services, as of the Closing Date.

2.	The provisions of this exhibit shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Purchase Price.

3.
Where an accrual, provision or reserve was made (or was zero) in the Balance Sheet in relation to any matter or series of related matters, no increase in that accrual, provision or reserve (including for the avoidance of doubt provisions and reserves against inventory and receivables) shall be made in Working Capital unless and solely to the extent that since the preparation of the Balance Sheet, new facts or circumstances have arisen prior to the Closing which justify such increase, using the same policies, methods, and estimation techniques as set out in Part I of this Exhibit A.

4.	All annual incentive plan payments and related payroll taxes that are planned to be paid out shortly after the Closing Date shall be included in Current Liabilities when calculating Working Capital.

5.	Working Capital and Company Debt shall be prepared so as not to include any provision to the extent it will be assumed or settled by a Seller Party or any of its Affiliates at or after Closing.

6.
Subject to any of the Specific Policies, there shall be no change in the classification (i) to any current liability that has not previously been characterized as such in the Balance Sheet, (ii) to a long-term asset of any asset that has not previously been characterized as a long-term asset in the Balance Sheet, in each case, other than any such change resulting solely from the passage of time between the date of the Balance Sheet and as of immediately prior to the Closing.

7.
Notwithstanding anything to the contrary, no liabilities will be reflected in the Estimated Purchase Price, Purchase Price, Estimated Working Capital, Working Capital or Closing Statement pertaining to contingent matters that are set forth in the Disclosure Schedules and have not previously been recorded as a liabilities of the Company Entities in the Balance Sheet, unless such contingent matters become an actual occurrence or become realized as a result of facts or circumstances arising after the date of the last Balance Sheet but prior to Closing.

8.
Intercompany balances between the Company Entities shall be reconciled and eliminated or released. For the avoidance of doubt, Working Capital shall exclude any intercompany balances between Company Entities and intercompany balances between a Company Entity and a Seller Party.

Part III - Illustrative Net Working Capital, Cash and Company Debt

The illustrative example calculations of Working Capital, Cash and Company Debt set out in Exhibit A as of the Balance Sheet, has been included for illustrative purposes only. With respect to the calculation of Working Capital, the line items designated as “included” in Exhibit A represent the only line items to be included in the Working Capital Calculation, however, the numbers contained within the line items and within the other Calculations remain subject to the terms and provisions of the Agreement, including Parts I and II of this Exhibit A.